Execution Version
Conformed through the First Amendment

Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 30, 2018
among
FTI CONSULTING, INC.,
as the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY,
as the Designated Borrowers,

and

CERTAIN SUBSIDIARIES OF THE COMPANY,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent,
Swing Line Lender and an L/C Issuer,

JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent and L/C Issuer,

and

HSBC SECURITIES (USA) INC.,
as Co-Syndication Agent,

and

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN CHASE BANK, N.A.,

and

HSBC SECURITIES (USA) INC.,
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS
Page
Article I    DEFINITIONS AND ACCOUNTING TERMS    2
1.01    Defined Terms    2
1.02    Other Interpretive Provisions    44
1.03    Accounting Terms    46
1.04    Rounding    47
1.05    References to Agreements and Laws    47
1.06    Times of Day    47
1.07    Letter of Credit Amounts    47
1.08    Exchange Rates; Currency Equivalents    47
1.09    Additional Alternative Currencies    48
1.10    Change of Currency    49
Article II    THE COMMITMENTS AND CREDIT EXTENSIONS    49
2.01    Revolving Loans    49
2.02    Borrowings, Conversions and Continuations of Loans    50
2.03    Letters of Credit    51
2.04    Swing Line Loans    61
2.05    Prepayments    64
2.06    Termination or Reduction of Aggregate Commitments    66
2.07    Repayment of Loans    66
2.08    Interest    66
2.09    Fees    67
2.10    Computation of Interest and Fees    68
2.11    Evidence of Debt    68
2.12    Payments Generally; Administrative Agent’s Clawback    69
2.13    Sharing of Payments    71
2.14    Cash Collateral    72
2.15    Defaulting Lenders    73
2.16    Designated Borrowers    75
2.17    Incremental Credit Extensions    77
2.18    Extensions of Maturity Date    80
2.19    Refinancing Amendments    82
Article III    TAXES, YIELD PROTECTION AND ILLEGALITY    84
3.01    Taxes    84
3.02    Illegality    88
3.03    Inability to Determine Rates    89

3.04    Increased Cost and Reduced Return; Capital Adequacy    91
3.05    Funding Losses    93
3.06    Matters Applicable to all Requests for Compensation    94
3.07    Survival    94
Article IV    GUARANTY    94
4.01    The Guaranty    94
4.02    Obligations Unconditional    95
4.03    Reinstatement    96
4.04    Certain Additional Waivers    96
4.05    Remedies    96
4.06    Rights of Contribution    97
4.07    Guarantee of Payment; Continuing Guarantee    97
4.08    Keepwell    97
Article V    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    97
5.01    Conditions of Effectiveness    97
5.02    Conditions to all Credit Extensions    100
Article VI    REPRESENTATIONS AND WARRANTIES    102
6.01    Existence, Qualification and Power    102
6.02    Authorization; No Contravention    102
6.03    Governmental Authorization; Other Consents    102
6.04    Binding Effect    102
6.05    Financial Statements; No Material Adverse Effect    102
6.06    Litigation    103
6.07    [Reserved]    103
6.08    Ownership of Property; Liens    103
6.09    Environmental Compliance    104
6.10    Insurance    104
6.11    Taxes    104
6.12    Employee Benefit Plans    105
6.13    Subsidiaries    105
6.14    Margin Regulations; Investment Company Act    105
6.15    Disclosure    106
6.16    Compliance with Laws    106
6.17    Sanctions    106
6.18    Anti-Corruption Laws    106
6.19    Intellectual Property; Licenses, Etc    106
6.20    Solvency    107
6.21    Perfection of Security Interests in the Collateral    107

6.22    Business Locations    107
6.23    [Reserved]    107
6.24    Labor Matters    107
6.25    Designated Borrowers    107
Article VII    AFFIRMATIVE COVENANTS    109
7.01    Financial Statements    109
7.02    Certificates; Other Information    109
7.03    Notices    111
7.04    Payment of Material Taxes    112
7.05    Preservation of Existence, Etc    112
7.06    Maintenance of Properties    113
7.07    Maintenance of Insurance    113
7.08    Compliance with Laws; Anti-Corruption Laws    113
7.09    Books and Records    114
7.10    Inspection Rights    114
7.11    Use of Proceeds    114
7.12    Additional Subsidiaries    114
7.13    Employee Benefits    115
7.14    Pledged Assets; Further Assurances    115
7.15    Designation as Senior Debt    116
7.16    [Reserved]    116
7.17    Designation of Subsidiaries    117
Article VIII    NEGATIVE COVENANTS    117
8.01    Liens    117
8.02    Investments    120
8.03    Indebtedness    124
8.04    Fundamental Changes    127
8.05    Dispositions    128
8.06    Restricted Payments    130
8.07    Change in Nature of Business    131
8.08    Transactions with Affiliates and Insiders    131
8.09    Burdensome Agreements    132
8.10    Use of Proceeds    133
8.11    Financial Covenant    133
8.12    Senior Notes; Subordinated Seller Indebtedness    134
8.13    Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Accounting and Financial Reporting    135
8.14    Ownership of Subsidiaries    135

8.15    Sale Leasebacks    136
Article IX    EVENTS OF DEFAULT AND REMEDIES    136
9.01    Events of Default    136
9.02    Remedies Upon Event of Default    138
9.03    Application of Funds    138
Article X    ADMINISTRATIVE AGENT    140
10.01    Appointment and Authorization of Administrative Agent    140
10.02    Delegation of Duties    141
10.03    Liability of Administrative Agent    141
10.04    Reliance by Administrative Agent    142
10.05    Notice of Default    142
10.06    Credit Decision; Disclosure of Information by Administrative Agent    143
10.07    Indemnification of Administrative Agent    143
10.08    Administrative Agent in its Individual Capacity    144
10.09    Successor Administrative Agent    144
10.10    Administrative Agent May File Proofs of Claim    144
10.11    Collateral and Guaranty Matters    145
10.12    Other Agents; Arrangers and Managers    146
10.13    Rights as a Lender    146
10.14    Certain ERISA Matters    146
Article XI    MISCELLANEOUS    148
11.01    Amendments, Etc    148
11.02    Notices and Other Communications; Facsimile Copies    150
11.03    No Waiver; Cumulative Remedies    152
11.04    Attorney Costs, Expenses and Taxes    153
11.05    Indemnification by the Loan Parties    154
11.06    Payments Set Aside    154
11.07    Successors and Assigns    155
11.08    Confidentiality    160
11.09    Set-off    160
11.10    Interest Rate Limitation    161
11.11    Counterparts; Effectiveness    161
11.12    Integration    162
11.13    Survival of Representations and Warranties    162
11.14    Severability    162
11.15    Booking of Loans; Mitigation Obligations    162
11.16    Replacement of Lenders    162
11.17    Release of Collateral and Guarantees    163

11.18    Governing Law    164
11.19    Waiver of Right to Trial by Jury    165
11.20    USA Patriot Act Notice    165
11.21    Electronic Execution of Assignments and Certain Other Documents    165
11.22    No Advisory or Fiduciary Relationship    166
11.23    Judgment Currency    166
11.24    Appointment of the Company    166
11.25    Australian Code of Banking Practice    167
11.26    Acknowledgment and Consent to Bail-In of EEA Financial Institutions    167

SCHEDULES
1.01C     Existing Letters of Credit
1.01D     Unrestricted Subsidiaries
2.01    Commitments and Pro Rata Shares
6.10    Insurance
6.13    Subsidiaries
6.19    IP Rights
6.20(a)    Locations of Real Property
6.20(b)    Locations of Tangible Personal Property
6.20(c)    Location of Chief Executive Office
6.20(e)    Changes in Name, State of Formation and Structure
8.01    Liens Existing on the Restatement Effective Date
8.02    Investments Existing on the Restatement Effective Date
8.03(b)    Indebtedness Existing on the Restatement Effective Date
8.03(f)    Guarantees of Stock-Based Acquisition Consideration Existing on the Restatement Effective Date
8.08    Affiliate Agreements Existing on the Restatement Effective Date
8.14    Ownership of Subsidiaries
11.02    Certain Addresses for Notices

EXHIBITS
A    Form of Loan Notice
B    Form of Swing Line Loan Notice
C-1    Form of Revolving Note
C-2    Form of Swing Line Note
D    Form of Compliance Certificate
E    Form of Assignment and Assumption
F    Form of Joinder Agreement
G    Designated Borrower Request and Assumption Agreement
H    Designated Borrower Notice
I-1 - I-4    Forms of U.S. Tax Compliance Certificates

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 30, 2018 (this “Agreement”), among FTI CONSULTING, INC., a Maryland corporation (the “Company”), each Designated Borrower (defined herein) from time to time party hereto, the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
WHEREAS, the Company, the Guarantors party thereto, the lenders party thereto and the Administrative Agent were, immediately prior to the Restatement Effective Date, party to that certain Credit Agreement, dated as of June 26, 2015 (as amended, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) pursuant to which the lenders party thereto provided a revolving credit facility to the Company and each Designated Borrower in an initial aggregate principal amount of $550,000,000;
WHEREAS, the Company is party to that certain 2018 Senior Convertible Note Indenture (as defined below) pursuant to which the Company has issued its 2018 Senior Convertible Notes (as defined below), and the proceeds of which were applied, together with cash consideration, on November 15, 2018, to redeem the Company’s 2012 Senior Notes;
WHEREAS, the Company, the Guarantors, the Lenders and the Administrative Agent have entered into the Amendment and Restatement Agreement (as defined below) in order to (i) amend and restate the Existing Credit Agreement in its entirety as set forth herein, (ii) extend the applicable maturity date in respect of the revolving credit facility under the Existing Credit Agreement, (iii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall, on and after the Restatement Effective Date, be governed by the terms of this Agreement, and (iv) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Company and the Designated Borrowers;
WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the “Obligations” under and as defined in the Existing Credit Agreement;
WHEREAS, it is the intent of the Loan Parties to confirm that all Obligations shall continue in full force and effect and that, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement;
WHEREAS, the Lenders have indicated their willingness to continue to extend credit and the L/C Issuers have indicated their willingness to continue to issue Letters of Credit, in each case, subject to the terms and conditions set form herein; and
WHEREAS, on the First Amendment Effective Date, (a) the Company requested that the Administrative Agent and the Required Lenders consent to certain Cash Pooling Arrangements, and (b) the Company requested such other amendments and modifications as more fully set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2012 Senior Notes” means the up to $300,000,000 in aggregate principal amount of the Company’s 6.00% Senior Notes due 2022 that were issued by the Company pursuant to the related indenture.

“2018 Senior Convertible Note” means any of the up to $316,250,000 in an initial aggregate principal amount of the Company’s 2.0% Convertible Senior Notes due 2023 issued by the Company pursuant to the 2018 Senior Convertible Note Indenture, as amended, modified, supplemented and extended from time to time in a manner permitted hereunder.
“2018 Senior Convertible Note Documents” means, collectively, the 2018 Senior Convertible Notes, the 2018 Senior Convertible Note Indenture and each other document, agreement and instrument governing or evidencing any of the 2018 Senior Convertible Notes, in each case as amended, modified, supplemented and extended from time to time in a manner permitted hereunder.
“2018 Senior Convertible Note Indenture” means the indenture relating to the 2018 Senior Convertible Notes, as amended, modified, supplemented and extended from time to time in a manner permitted hereunder.
“Acquisition” by any Person, means the acquisition by such Person, directly or indirectly, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person, a division or line of business of another Person or all or a majority of the Voting Stock of another Person, in each case, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption or incurrence of Indebtedness, securities or otherwise.
“Additional Collateral Requirements” means the provisions of Section 7.14.
“Additional Guarantor Provisions” means the provisions of Section 7.12.
“Additional Lender” means, at any time, any bank or other financial institution that agrees to (i) provide any portion of any Incremental Commitment pursuant to an Incremental Amendment in accordance with Section 2.17 and/or (ii) provide any portion of any Refinancing Revolving Commitment or Refinancing Term Loan Commitment pursuant to a Refinancing Amendment in accordance with Section 2.19, in each case, as applicable; provided that, in each case, each Additional Lender shall be subject to the approval of the Administrative Agent, each L/C Issuer and the Swing Line Lender (such approval in each case not to be unreasonably withheld or delayed) and the Company.
“Additional Revolving Commitment” has the meaning specified in Section 2.17(a).
“Additional Revolving Loans” has the meaning specified in Section 2.17(a).
“Administrative Agent” means Bank of America (or Bank of America, acting through such of its Affiliates or branches as it deems appropriate), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, for purposes of Section 8.08 only, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 15.0% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of such Controlled Person. For the avoidance of doubt, a Person shall not be deemed to be an Affiliate of another Person solely as a result of one Person sharing a common director with another Person or the director of one Person serving as a partner of another Person.
“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.
“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Restatement Effective Date is $550,000,000.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement Currency” has the meaning specified in Section 11.23.
“Alternative Currency” means Euro, Sterling, Australian Dollars, Canadian Dollars and each other currency (other than Dollars) that is approved by all Lenders in accordance with Section 1.09.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means an amount equal to $75,000,000; provided that, with respect to any Alternative Currency other than Euro, Sterling, Australian Dollars or Canadian Dollars, the Administrative Agent and/or the Lenders or L/C Issuers, as applicable, may impose a lesser limit on the Dollar Equivalent amount of Loans or Letters of Credit, as the case may be, with respect to such Alternative Currency (which lesser limit shall be part of, and not in addition to, the Alternative Currency Sublimit). The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement, dated as of November 30, 2018, by and among the Company, the Guarantors, the Lenders and L/C Issuers party thereto and the Administrative Agent, to which this Agreement is attached as Exhibit D.
“Applicable Designated Borrower Documents” has the meaning specified in Section 6.25.
“Applicable Rate” means the applicable percentage per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Total Net Leverage Ratio	Commitment Fee	Eurocurrency Rate Loans	Base Rate Loans
1	3.00:1.00	0.35%	2.00%	1.00%
2	3.00:1.00 but 2.00:1.00	0.30%	1.75%	0.75%
3	2.00:1.00 but 1.00:1.00	0.25%	1.50%	0.50%
4	1.00:1.00	0.20%	1.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the date five (5) Business Days after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (at which point the applicable percentage per annum set forth in the grid above shall apply). The Applicable Rate in effect from the Restatement Effective Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the first fiscal quarter ending after the Restatement Effective Date, shall be determined based upon Pricing Tier 4. Notwithstanding anything to the contrary contained herein, the Letter of Credit Fee shall always be equal to the highest Applicable Rate then applicable to any Eurocurrency Rate Loans.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for the timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.16(a).
“Applicant Borrower Documents” has the meaning specified in Section 2.16(a).
“Approved Bank” has the meaning specified in the definition of “Cash Equivalents”.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel; provided that the Loan Parties shall not be responsible for such fees, expenses and disbursements of more than one separate law firm and, if reasonably necessary, of one local counsel in any relevant jurisdiction (including, without limitation, Australia, Canada and any other jurisdiction in which a Designated Borrower is located) and, in the case of an actual or potential conflict of interest, additional law firm(s) as necessary or advisable to alleviate such actual or potential conflict.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.
“Audited Financial Statements” means, subject to Section 5.02(a), the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Australia” means the Commonwealth of Australia, together with (other than in the expressions “Australian Commonwealth” or “Commonwealth of Australia”) any State, territory and any political subdivision of any of them.
“Australian Bank” means a bank or financial institution authorized under the laws of Australia to carry out the business of banking in Australia.
“Australian Corporations Act” means the Corporations Act 2001 (Cth).
“Australian Dollars” or “AUD” means the lawful currency of Australia.
“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Restatement Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.
“Available Amount” means, at any time, an amount equal to:
(a)the sum, without duplication, of:
(i)50% of the Consolidated Net Income (excluding any write-downs of goodwill or goodwill impairment charges or equity compensation adjustments to the extent included in the calculation thereof) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the Closing Date and ending on the last day of the fiscal quarter for which financial statements are available immediately preceding the date of such proposed Restricted Payment, Investment, repayment, redemption or repurchase (or, if such amount shall be a deficit for any fiscal quarter included in such period, minus 100% of such deficit), plus
(ii)$50,000,000; plus
(iii)100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company subsequent to the Closing Date either (1) as a contribution to its common equity capital or (2) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion of Indebtedness or Redeemable Capital Stock of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Stock (other than, in each case, Capital Stock or Indebtedness sold to a Subsidiary of the Company), plus
(iv)100% of the net reduction in Investments made pursuant to Section 8.02(v), subsequent to the Closing Date, in any Person, resulting from (1) payments of interest on Indebtedness, dividends or other distributions, repayments of loans, advances or capital contributions, or any sale or disposition of such Investments (but only to the extent such items are not included in the calculation of Consolidated Net Income), in each case to the Company or any Subsidiary from any Person, or (2) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person subsequent to the Closing Date, minus
(b)the aggregate amount of any Investments outstanding at such time pursuant to Section 8.02(v), any Restricted Payments made prior to such time pursuant to Section 8.06(f) or any debt prepayments made prior to such time pursuant to Section 8.12(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate (as determined in accordance with clause (b) of the definition thereof) plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Beneficial Ownership Certification” has the meaning specified in Section 5.01(n).
“Beneficial Ownership Regulation” has the meaning specified in Section 5.01(n).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BIA” means the Bankruptcy and Insolvency Act (Canada) and the regulations promulgated thereunder.
“Borrowers” means the Company, together with the Designated Borrowers, and “Borrower” means any of them.
“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; (b) if such day relates to any interest rate settings as to a Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a Loan or Letter of Credit denominated in Australian Dollars, any fundings, disbursements, settlements and payments in Australian Dollars in respect of any such Loan or Letter of Credit, or any other dealings in Australian Dollars to be carried out pursuant to this Agreement in respect of any such Loan or Letter of Credit, the term “Business Day” shall also exclude any day on which Australian Banks are not open for dealings in Australian Dollar deposits in Melbourne and Sydney, Australia; (d) if such day relates to any interest rate settings as to a Loan or Letter of Credit denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Loan or Letter of Credit, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Loan or Letter of Credit, the term “Business Day” shall also exclude any day on which Canadian banks are authorized or required to close under applicable Laws in effect in Toronto, Ontario; (e) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars, Australian Dollars, Canadian Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; (f) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Australian Dollars, Canadian Dollars or Euro in respect of a Loan denominated in a currency other than Dollars, Australian Dollars, Canadian Dollars or Euro, or any other dealings in any currency other than Dollars, Australian Dollars, Canadian Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Businesses” means, at any time, a collective reference to the businesses operated by the Company and its Subsidiaries at such time.
“Canada” means Canada, together with any province, territory and any political subdivision of any of them.
“Canadian Dollars” or “CDN” means the lawful currency of Canada.
“Canadian Pension Plan” means each plan that is considered to be a pension plan, a defined benefit plan, a retiree medical plan, an employee benefit plan, or an employee pension benefit plan or any similar plan for the purposes of the Income Tax Act (Canada) or any applicable pension benefits standards statute and/or regulation in Canada and that is established, maintained or contributed to by a Loan Party, that is organized under the Laws of Canada, for its current or former employees.
“Canadian Pension Plan Event” means that a Governmental Authority gives notice of its intention to terminate, in whole or in part, a Canadian Pension Plan, or to appoint an administrator of a Canadian Pension Plan, any Loan Party, that is organized under the Laws of Canada, declares or gives notice of intention to declare a wind up of a Canadian Pension Plan, in whole or in part, or any of the Canadian Pension Plans individually or in the aggregate have an unfunded actuarial liability or solvency deficiency (within the meaning of applicable Laws) that exceeds the Threshold Amount.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means, with respect to any Person, (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (vi) any rights (other than debt securities convertible into equity interests), warrants or options or other instruments to acquire an equity interest in such Person; provided, that, the 2018 Senior Convertible Notes shall not constitute Capital Stock of the Company.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated demand or time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing or having an auction date within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market mutual funds (as defined by Rule 2(a)-7 of the Investment Company Act of 1940) registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and which have the highest credit rating by any two of S&P, Moody’s and Fitch Ratings Services, (f) Investments in private placements which (i) seek to preserve principal, (ii) maintain a high degree of liquidity, (iii) invest in a diversified group of money market instruments and other short-term obligations, in each case which have the highest credit rating by any two of S&P, Moody’s and Fitch Ratings Services, and (iv) generally maintain a dollar-weighted average portfolio maturity of 90 days or less, although the average portfolio maturity may extend to 120 days in the event of material redemption activity, (g) deposits which (i) in the case of the Company and its Domestic Subsidiaries (A) are denominated in the currency of a country that is a member of the Organization for Economic Cooperation and Development, (B) are maintained with an Approved Bank and (C) have maturities of not more than 270 days from the date of acquisition, and (ii) in the case of any Foreign Subsidiary, (A) are denominated in the currency of a country that is a member of the Organization for Economic Cooperation and Development or the currency of the country in which such Foreign Subsidiary is organized or conducts business and (B) are consistent with the Company’s investment policy as in effect from time to time and (h) solely with respect to any Foreign Subsidiary, substantially similar investments to those outlined in clauses of (a) through (g) above, of comparable credit quality (taking into the account the jurisdiction where such Foreign Subsidiary conducts business), denominated in the currency of any jurisdiction in which such Person conducts business.
“Cash Pooling Adherence Agreement” means (i) that certain Pooling Adherence Agreement, dated as of February 4, 2022, entered into by and among the Initial Cash Pooling Bank, the Initial Cash Pooling Agent and FTI Consulting B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having a corporate seat in Amsterdam (the “Initial Cash Pooling Customer”), substantially in the form attached to the Initial Cash Pooling Agreement (as in effect on the First Amendment Effective Date and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto, the “Initial Cash Pooling Adherence Agreement”), (ii) each other Cash Pooling Adherence Agreement, substantially in the form of the Initial Cash Pooling Adherence Agreement attached to the Initial Cash Pooling Agreement, entered into by and among the Initial Cash Pooling Bank, the Initial Cash Pooling Agent and each other Restricted Subsidiary of the Company that becomes a Cash Pooling Customer pursuant thereto from time to time (as in effect on the First Amendment Effective Date and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto), and (iii) with the prior consent of the Administrative Agent in its reasonable discretion, each other pooling adherence agreement or equivalent document, whether or not titled a “Pooling Adherence Agreement”, pursuant to which a Cash Pooling Customer has become party to any Cash Pooling Arrangements then in effect (other than the Initial Cash Pooling Arrangements) (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto).
“Cash Pooling Accounts” means (i) the Initial Cash Pooling Accounts and (ii) any other accounts of Cash Pooling Customers from time to time subject to any Cash Pooling Arrangements then in effect, pursuant to the applicable Cash Pooling Documents, and set forth in the corresponding Cash Pooling Details.
“Cash Pooling Agent” means (i) the Initial Cash Pooling Agent and (ii) with the prior consent of the Administrative Agent in its reasonable discretion, Restricted Subsidiaries of the Company that may from time to time become party to any Cash Pooling Documents then in effect, in their respective capacities as a pooling agent.
“Cash Pooling Agreement” means (i) that certain Pooling Agreement, dated as of February 4, 2022, entered into by and among the Initial Cash Pooling Bank and the Initial Cash Pooling Agent, substantially in the form provided to the Administrative Agent prior to the First Amendment Effective Date (as in effect on the First Amendment Effective Date and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto, the “Initial Cash Pooling Agreement”), and (ii) with the prior consent of the Administrative Agent in its reasonable discretion, each other cash pooling agreement or equivalent document, whether or not titled a “Pooling Agreement”, entered into by a Cash Pooling Bank, a Cash Pooling Agent and each Cash Pooling Customer that may from time to time become party thereto, then in effect (other than the Initial Cash Pooling Arrangements)(as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto).
“Cash Pooling Arrangements” means (i) the netting or set-off arrangements entered into by the Initial Cash Pooling Customer, the Initial Cash Pooling Bank and the Initial Cash Pooling Agent pursuant to the Initial Cash Pooling Documents (the “Initial Cash Pooling Arrangements”) and (ii) with the prior consent of the Administrative Agent in its reasonable discretion, certain other netting or set-off arrangements entered into by a Cash Pooling Customer in the ordinary course of its banking arrangements for the purpose of netting debt and credit balances of other Restricted Subsidiaries of the Company party to such arrangements.
“Cash Pooling Bank” means (i) the Initial Cash Pooling Bank and (ii) with the prior consent of the Administrative Agent in its reasonable discretion, each other bank or financial institution, in its capacity as the account bank, that is a party to any Cash Pooling Agreement with a Cash Pooling Customer and a Cash Pooling Agent.
“Cash Pooling Country Conditions” means (i) the specific terms and conditions supplementing and forming a part of the Initial Cash Pooling Agreement, as applicable to the Initial Cash Pooling Customer, in substantially the same form as attached to the Initial Cash Pooling Agreement (as in effect on the First Amendment Effective Date and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto) and (ii) with the prior consent of the Administrative Agent in its reasonable discretion, the specific terms and conditions supplementing and forming a part of any other Cash Pooling Agreement then in effect, as applicable to each Cash Pooling Customer (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto).
“Cash Pooling Customer” means (i) the Initial Cash Pooling Customer and (ii) each other Restricted Subsidiary of the Company party from time to time to any Cash Pooling Arrangements with the prior consent of the Administrative Agent in its reasonable discretion.
“Cash Pooling Details” means (i) a document substantially in the form attached to the Initial Cash Pooling Agreement as the “Pool Details” specifying the details of the Initial Cash Pooling Accounts (as in effect on the First Amendment Effective Date and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto, the “Initial Cash Pooling Details”), and (ii) with the prior consent of the Administrative Agent in its reasonable discretion, any other document specifying the details of the applicable Cash Pooling Accounts, whether or not titled “Pool Details”, pursuant to which a Cash Pooling Customer becomes party to any Cash Pooling Arrangements, then in effect (other than the Initial Cash Pooling Arrangements) (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse in any material respect to the interests of the applicable Cash Pooling Customers or the Secured Parties, and including all exhibits and schedules thereto).
“Cash Pooling Documents” means (i) each Cash Pooling Agreement, (ii) any corresponding Cash Pooling Details, (iii) any corresponding Cash Pooling Adherence Agreement, (iv) any corresponding Cash Pooling Country Conditions, and (v) all other certificates and any other agreements, documents and instruments executed and delivered from time to time in connection with (and required by or otherwise consistent with the terms of) any Cash Pooling Agreement.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada) and the regulations promulgated thereunder.
“CDOR” has the meaning specified in the definition of “Eurocurrency Rate.”
“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement or (d) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Australian, Canadian or other regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a) (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty five percent (35%) of the Capital Stock of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that this clause (a)(1) shall exclude any transaction or series of transactions in which (i) the Company shall become the Wholly-Owned Subsidiary of a Person (the “New Parent”) and (ii) the holders of the Capital Stock entitled to vote for members of the board of directors or equivalent governing body of the Company as of the Restatement Effective Date shall hold more than 50% of the Capital Stock entitled to vote for members of the board of directors or equivalent governing body of the New Parent as of the closing date of such transaction on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), for so long as the New Parent shall not engage in any business or conduct any activity other than holding the equity of the Company and activities reasonably related and/or incidental thereto, or (2) upon or after the consummation of a transaction referred to in the proviso to clause (a)(1), any “person” or “group” (as referred to above) is or becomes the “beneficial owner” (as referred to above), directly or indirectly, of thirty five percent (35%) of the Capital Stock of the New Parent entitled to vote for members of the board of directors or equivalent governing body of the New Parent on a fully-diluted basis (taking in account all such securities that such person had the right to acquire pursuant to any option right); or
(b)during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or
(c)the occurrence of a “change of control” (or any comparable term) under, and as defined in, any 2018 Senior Convertible Note Documents solely to the extent that the 2018 Senior Convertible Notes governed by any such 2018 Senior Convertible Note Documents are outstanding; or
(d)the Company fails to own and control, directly or indirectly, 100% of the Capital Stock of any Designated Borrower (except for the Capital Stock of Foreign Subsidiaries in the nature of directors’ qualifying shares and shares sold or issued to foreign nationals or other third parties to the extent required pursuant to applicable law).
“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to

Commitments, refers to whether such Commitments are Revolving Commitments, Extended Commitments, Additional Revolving Commitments, Refinancing Revolving Commitments or Incremental Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Revolving Loans under Additional Revolving Commitments, Revolving Loans under Extended Commitments, Incremental Term Loans or Extended Term Loans. Revolving Commitments, Additional Revolving Commitments, Extended Commitments, Incremental Term Commitments (and in each case, the Loans made pursuant to such Commitments) or Refinancing Loans that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.
“Closing Date” means June 26, 2015.
“Collateral” means all real and personal Property with respect to which Liens in favor of the Administrative Agent are granted or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents, including the Collateral (as defined in the Security Agreement) and the Pledged Collateral (as defined in the Pledge Agreement).
“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the Additional Collateral Requirements.
“Collateral Reinstatement Event” means the event in which the Company obtains a public rating of the Company’s long-term senior unsecured non-credit-enhanced debt (a “Debt Rating”) lower than Baa3 (stable) from Moody’s (the “Moody’s Collateral Reinstatement Threshold”) and a public Debt Rating lower than BBB- (stable) from S&P (the “S&P Collateral Reinstatement Threshold”), in each case for a period of one fiscal quarter; provided that (i) if the Moody’s Collateral Reinstatement Threshold is triggered, but the S&P Collateral Reinstatement Threshold is not triggered, the Collateral shall not be reinstated unless the public Debt Rating that the Company obtained from Moody’s is more than two notches worse than the public Debt Rating that the Company obtained from S&P and (ii) if the S&P Collateral Reinstatement Threshold is triggered, but the Moody’s Collateral Reinstatement Threshold is not triggered, the Collateral shall not be reinstated unless the public Debt Rating that the Company obtained from S&P is more than two notches worse than the public Debt Rating that the Company obtained from Moody’s.
“Commitment” means, as to each Lender, the Revolving Commitment, L/C Commitment, Extended Commitment and/or Incremental Commitment of such Lender, as applicable.
“Company” has the meaning specified in the preamble hereto.
“Competitor” means competitors of the Company identified by the Company in writing from time to time the list of which is posted to the Platform; provided that (i) no update to such list shall be effective until two (2) Business Days after posting or have retroactive effect to disqualify any Lender and (ii) Competitors shall not include any commercial bank that makes or holds loans in the normal course of its business.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) the following, without duplication and to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for United States federal, state, local and foreign income taxes payable by the Company and its Restricted Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) cash special charges driving cost or operating expense reductions (including severance on cost reduction restructuring), (v) non-recurring cash fees and expenses relating to Permitted Investments (including Permitted Acquisitions), issuances of indebtedness permitted under this Agreement, restructuring charges and integration expenses, (vi) all non-cash expenses, losses or charges (including, without limitation, any non-cash stock-based compensation expense for such period), which do not represent an accrual or reserve for potential cash payments in such period or any future period, and (vii) all unusual or non-recurring losses or expenses; provided that in the event that the aggregate amount of add-backs pursuant to clauses (iv) through (vii) above, collectively, exceeds the greater of (x) $5,000,000 and (y) 5.0% of Consolidated EBITDA on a Pro Forma Basis after giving effect to such add-backs during any fiscal quarter, a Responsible Officer of the Company shall deliver to the Administrative Agent a certificate setting forth the basis for such add-backs in reasonable detail plus (c) one-time non-cash charges approved by the Administrative Agent, all as determined in accordance with GAAP minus (d) without duplication and to the extent added in calculating Consolidated Net Income, all unusual or non-recurring gains.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP less Unrestricted Cash in an aggregate amount not to exceed $150,000,000 at any time.
“Consolidated Interest Charges” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, excluding imputed interest resulting from purchase accounting and any reasonable fees and related expenses related to the Transactions, plus (ii) the portion of rent expense of the Company and its Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, minus (iii) interest income earned during such period in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, the net income of the Company and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses and excluding the effects of FAS 123 and 142) for that period determined in accordance with GAAP.
“Consolidated Senior Secured Funded Indebtedness” means Consolidated Funded Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on any asset of the Company or any of its Restricted Subsidiaries.
“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date (or if such date is not the end of a fiscal quarter, the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC).
“Consolidated Total Assets” means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered pursuant to Section 7.01(a) or (b).
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date (or if (x) such date is not the end of a fiscal quarter or (y) the Consolidated Total Net Leverage Ratio is being determined for a purpose other than pursuant to Section 8.11, the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt Rating” has the meaning specified in the definitions of “Collateral Reinstatement Event” and “Rating Collateral Release Date”.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Australian Bankruptcy Act 1966 (Cth), the Australian Corporations Act, the BIA, the CCAA, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Australia, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Loan other than a Base Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, and L/C Issuer or the Swing Line Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to a Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent and the Company that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become the subject of a Bail-In Action, or (iv) as determined by the Administrative Agent, taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a

Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Company, each L/C Issuer, the Swing Line Lender and each Lender.
“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.
“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.
“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
“Designated Borrower Notice” has the meaning specified in Section 2.16(e).
“Designated Borrower Representation Default” has the meaning specified in Section 2.16(e).
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.16(a).
“Designated Borrower Sublimit” means $75,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Designated Borrowers” means, collectively, each Foreign Subsidiary of the Company that is a Restricted Subsidiary party hereto in the capacity of a Borrower pursuant to, and in accordance with, Section 2.16. On the Restatement Effective Date, there shall be no Designated Borrowers.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary as consideration in connection with a Disposition pursuant to Section 8.05(a) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Company, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of such consideration converted to cash or Cash Equivalents within 180 days following the consummation of the applicable Disposition).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by the Company or any Restricted Subsidiary (including the Capital Stock of any Subsidiary, whether through a sale of such Capital Stock by the holder thereof or an issuance by such Restricted Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Loan Parties” means, collectively, the Company and the Guarantors.
“Domestic Obligations” means all Obligations owing by the Domestic Loan Parties (other than in respect of Guarantees of Foreign Obligations pursuant to Article IV).
“Domestic Subsidiary” means any Subsidiary of the Company that is formed or organized under the laws of the United States or any political subdivision thereof (other than any such Subsidiary that is a FSHCO or a Subsidiary of a CFC).
“Earlier Commitment Maturity Date” has the meaning specified in Section 2.03(l).
“Earlier Maturity Date” has the meaning specified in Section 2.04(g).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.07(b)(iii), (v), (vi), (vii), (viii) and (ix) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).
“Employee” means any current or former officer, director, manager or employee, including independent contractors, limited partners, members, quotaholders or other Persons compensated by the Company or a Restricted Subsidiary in the ordinary course of business of the Company or any Restricted Subsidiary.
“Employee Loan” means a loan or an advance to any Employee made in the ordinary course of business and consistent with past practices, including pursuant to any Restricted Subsidiary Employee Plan.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome of 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Engagement Letter” means the letter agreement dated as of October 31, 2018, among the Company, the Administrative Agent and the Joint Lead Arrangers.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to human health and safety (to the extent relating to exposure to hazardous substances), pollution or the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 or Section 430 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification from the trustees of a Multiemployer Plan that a Multiemployer Plan is in reorganization or is in endangered or critical status; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.
“Eurocurrency liabilities” has the meaning specified in Section 3.04(e).
“Eurocurrency Rate” means
(a)with respect to any Credit Extension:
(i)denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii)denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(iii)denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(b)for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum Eurocurrency liabilities. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan and for each outstanding Base Rate Loan bearing interest at a rate based on the Eurocurrency Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Property” has the meaning specified in the Security Agreement.
“Excluded Securities” has the meaning specified in the Security Agreement.
“Excluded Subsidiary” means any of the following:
(a)each Immaterial Subsidiary,
(b)each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),
(c)each Domestic Subsidiary that is prohibited from Guaranteeing the Obligations by any applicable Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),
(d)each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing the Obligations on the Restatement Effective Date or at the time such Subsidiary becomes a Subsidiary not in violation of this Agreement (and for so long as such restriction or any replacement or renewal thereof is in effect) and so long as it was not incurred in contemplation of its becoming a Subsidiary,
(e)any Foreign Subsidiary,
(f)FTI Capital Advisors LLC, a Maryland limited liability company;
(g)any other Domestic Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the cost or other consequences (including any Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations would be excessive in relation to the practical benefit to be afforded thereby; and
(h)each Unrestricted Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any Recipient, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (c) any Taxes imposed pursuant to FATCA, (d) in the case of a Lender (other than an assignee pursuant to a request by the Company under Section 11.16), any U.S. federal withholding Tax that is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office other than the designation of a new Lending Office at the request of any Loan Party), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01 and (e) any Taxes attributable to a Recipient’s failure to comply with Section 3.01(e).
“Existing Credit Agreement” has the meaning specified in the recitals.
“Existing Letters of Credit” means the letters of credit described by letter of credit number, undrawn amount, name of beneficiary and date of expiry on Schedule 1.01C attached hereto.
“Extended Commitment” has the meaning specified in Section 2.18(a).
“Extended Revolving Loans” means any loans made in respect of any Extended Commitment that shall have been added pursuant to Section 2.18.
“Extended Term Loans” has the meaning specified in Section 2.18(a).
“Extending Lender” has the meaning specified in Section 2.18(a).
“Extension” has the meaning specified in Section 2.18(a).

“Extension Offer” has the meaning specified in Section 2.18(a).
“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by the Company or any Subsidiary.
“Facility Office” means the office through which such Lender will perform its obligations under this Agreement.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471 (b) (1) of the Internal Revenue Code, any intergovernmental agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement among Governmental Authorities implementing such Sections of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Financial Covenant” means the covenant set out in Section 8.11.
“First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement, dated as of February 4, 2022, to which this Agreement, as amended by the First Amendment, is attached.
“First Amendment Effective Date” means February 4, 2022.
“First Amendment to Security Agreement” means that certain First Amendment to Security Agreement, dated as of February 4, 2022, among the Company, each other Loan Party party thereto, in its capacity as a Grantor thereunder, and the Administrative Agent, as administrative agent for the holders of the Secured Obligations (as defined in the Security Agreement).
“Foreign Lender” means any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Foreign Obligations” means Obligations owing by any of the Designated Borrowers.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary. For purposes of clarification, (i) any Subsidiary of a Subsidiary that is not organized under the laws of the United States or any political subdivision thereof and (ii) any Subsidiary that is a FSHCO shall be deemed to be a Foreign Subsidiary.
“Foreign Subsidiary Employee Plan” means any document, arrangement or agreement of any Foreign Subsidiary that is a Restricted Subsidiary (whether or not an Employee is a party thereto), as amended, waived, supplemented, renewed or otherwise modified from time to time pursuant to which an Employee is directly or indirectly entitled to amounts payable or a payment or provides or is obligated to provide services to or on behalf of such Foreign Subsidiary or any affiliate thereof; provided that the amounts payable to Employees or payable in respect of Employees pursuant to such plan are generally consistent with the amounts that would have been paid to Employees of such Foreign Subsidiary if such plan had not been adopted.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” shall mean any Restricted Subsidiary substantially all of the assets of which consist of Capital Stock in one or more CFCs.
“Full Satisfaction” means that (i) all Commitments hereunder have been terminated, (ii) all Loans and other outstanding Obligations hereunder shall have been repaid in full in cash (other than Obligations under any Swap Contract or Treasury Management Agreement to the extent that each Swap Bank and each Treasury Management Agreement Bank shall have agreed in writing to alternative arrangements satisfactory to such Swap Bank or Treasury Management Bank, as applicable, in their sole discretion), and (iii) no Letters of Credit shall remain outstanding (unless all L/C Obligations arising from all outstanding Letters of Credit have been Cash Collateralized in accordance with Section 2.14).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all purchase money Indebtedness;
(c)the maximum amount available to be drawn under letters of credit (including standby and commercial letters of credit, but excluding standby letters of credit not supporting Indebtedness), bankers’ acceptances, bank guaranties, surety bonds, repurchase agreements and similar instruments (but excluding any bankers’ acceptances, bank guaranties, surety bonds, repurchase agreements and similar instruments and similar instruments incurred or issued in the ordinary course of business which have not been drawn);
(d)all obligations in respect of the deferred purchase price of Property or services ((x) including Guarantees of stock-based acquisition consideration incurred in connection with a Permitted Acquisition to the extent required to be reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP but (y) excluding (i) trade accounts payable in the ordinary course of business and (ii) earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP);
(e)the Attributable Indebtedness of Capital Leases and Synthetic Leases;
(f)the Attributable Indebtedness of Securitization Transactions;

(g)all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Latest Maturity Date in effect at the time of the issuance thereof (provided that any such stock or equity interests issued pursuant to a Subsidiary Employee Plan that provide for such mandatory redemptions, sinking fund or like payments upon the occurrence of a contingency shall not constitute Funded Indebtedness until such contingency has occurred, and the amount of equity interests required to be redeemed or subject to a sinking fund or like payment shall be determined on a net basis, after giving effect to deposits, prepayments and forward purchases made in partial or full satisfaction thereof);
(h)all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that the amount of such Funded Indebtedness shall be limited to the lesser of (a) the principal amount of such Funded Indebtedness or (b) the fair market value of the Property which is subject to such Lien;
(i)all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (h) above of another Person; and
(j)all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.
For purposes of calculating the amount of Funded Indebtedness that is outstanding at any time, Indebtedness that is being refinanced in a Permitted Refinancing (the “Subject Indebtedness”) shall be disregarded for a period not to exceed sixty (60) days following the issuance of the Indebtedness in such Permitted Refinancing (the “Refinancing Facility”) to the extent the proceeds of such Refinancing Facility are irrevocably deposited with the escrow agent or the trustee (or comparable representative) in respect of the Subject Indebtedness and designated for the repayment, repurchase, redemption or refinancing, as applicable, of the Subject Indebtedness and any applicable redemption notice in respect of the Subject Indebtedness has been issued. For the avoidance of doubt, the term “Funded Indebtedness” will exclude customary indemnification obligations and obligations under any Swap Contract (including the Swap Termination Value thereof).

“GAAP” means (i) generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, and (ii) with respect to the Loan Parties that are organized under the Laws of Canada, generally accepted accounting principles as in effect at such time in Canada, consistently applied, including without limitation, International Financial Reporting Standards or Accounting Standards for Private Enterprises, in each case subject to Section 1.03.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that for the purposes of this clause (b) the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such Indebtedness of such other Person; provided, further, that the term “Guarantee” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Restatement Effective Date or entered into in the ordinary course of business (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means the Company (with respect to the Foreign Obligations only), each Subsidiary of the Company identified as a “Guarantor” on the signature pages to the Amendment and Restatement Agreement and each other Person that joins as a Guarantor pursuant the Additional Guarantor Provisions, together with their successors and permitted assigns. Notwithstanding the foregoing, FTI Capital Advisors, LLC shall not be required to become a Guarantor. For the avoidance of doubt, no CFC or subsidiary of a CFC shall be a Guarantor with respect to the Domestic Obligations.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials or other hazardous building materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HSBC” means HSBC Securities (USA) Inc., in its capacity as a joint lead arranger and joint book manager.
“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary or group of Restricted Subsidiaries (a) whose total assets, in the aggregate, as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC were less than 5.0% of the Consolidated Total Assets of the Company and its consolidated Restricted Subsidiaries at such date, and (b) whose gross revenues for the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC were less than 5.0% of the consolidated gross revenues of the Company and its consolidated Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
“Impacted Loans” has the meaning specified in Section 3.03(a).
“Incremental Amendment” has the meaning specified in Section 2.17(d).
“Incremental Closing Date” has the meaning specified in Section 2.17(c).

“Incremental Commitments” has the meaning specified in Section 2.17(a).
“Incremental Equivalent Debt” has the meaning specified in Section 8.03(s).
“Incremental Loans” has the meaning specified in Section 2.17(a).
“Incremental Term Commitments” has the meaning specified in Section 2.17(a).
“Incremental Term Facility” has the meaning specified in Section 2.17(a).
“Incremental Term Loans” has the meaning specified in Section 2.17(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all Funded Indebtedness;
(b)the Swap Termination Value of any Swap Contract;
(c)all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
(d)all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Liabilities” has the meaning set forth in Section 11.05.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 11.05.
“Initial Cash Pooling Adherence Agreement” has the meaning specified in the definition of “Cash Pooling Adherence Agreement”.
“Initial Cash Pooling Agent” means FTI Consulting Holdings, Inc., a Delaware corporation, in its capacity as the pooling agent pursuant to the Initial Cash Pooling Documents.
“Initial Cash Pooling Accounts” means each of the accounts set forth in the Initial Cash Pooling Details attached to the Initial Cash Pooling Agreement.
“Initial Cash Pooling Agreement” has the meaning specified in the definition of “Cash Pooling Agreement”.
“Initial Cash Pooling Arrangements” has the meaning specified in the definition of “Cash Pooling Arrangements”.
“Initial Cash Pooling Bank” means J.P. Morgan SE – Dublin Branch, in its capacity as the account bank pursuant to the Initial Cash Pooling Documents.
“Initial Cash Pooling Customer” has the meaning specified in the definition of “Cash Pooling Adherence Agreement”.

“Initial Cash Pooling Details” has the meaning specified in the definition of “Cash Pooling Details”.
“Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent providing for liens securing any Incremental Equivalent Debt, Refinancing Facility or Refinancing Notes permitted hereunder on a pari passu or junior basis to the Liens securing the Obligations.
“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for such Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan, as applicable, and ending on the date one, three or six months thereafter, as selected by the Company in its Loan Notice, or such other period that is twelve months or less requested by a Borrower and consented to by all applicable Lenders; provided that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period shall extend beyond the Maturity Date.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents.
“Involuntary Disposition” means any loss of, damage to, or destruction of, or any condemnation or other taking for public use of, any Property of the Company or any Restricted Subsidiary.
“IP Rights” has the meaning set forth in Section 6.19.
“IRS” means the United States Internal Revenue Service.
“ISP98” has the meaning set forth in Section 2.03(g).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Domestic Subsidiary in accordance with the Additional Guarantor Provisions.
“Joint Lead Arrangers” means MLPF&S, JPMorgan Chase Bank and HSBC, in their capacity as joint lead arrangers and joint book managers.
“Joint Venture” shall mean any Person, other than a Wholly Owned Subsidiary, in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or other evidence of ownership).
“Joint Venture Investments Basket” shall mean the provisions of Section 8.02(p).
“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning specified in Section 11.23.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Commitment, Incremental Loan, Extended Commitment, Extended Revolving Loan, Extended Term Loan or Refinancing Loan, in each case as incurred pursuant to Section 2.17, Section 2.18 or Section 2.19, as applicable, from time to time.
“Laws” means, collectively, all international, foreign, United States federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans. All L/C Borrowings shall be denominated in Dollars.
“L/C Commitment” means, with respect to each L/C Issuer, its obligation to issue Letters of Credit pursuant to Section 2.03 up to an aggregate face amount at any one time outstanding not to exceed the amount set forth opposite such L/C Issuer’s name as its “L/C Commitment” on Schedule 2.01 as such amount may be adjusted from time to time in accordance with this Agreement.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuers” means the collective reference to Bank of America and JPMorgan Chase Bank, each in its capacity as issuer of Letters of Credit hereunder, any Lender appointed by the Company (with the consent of the Administrative Agent, the L/C Issuers and such appointed Lender) as an issuer of Letters of Credit by notice to the Lenders or any successor issuer of Letters of Credit hereunder; “L/C Issuer” means any one of the foregoing.
“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C

Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” means (a) each of the Persons identified as a “Lender” on the signature pages to the Amendment and Restatement Agreement, (b) any other Person that shall have become party hereto pursuant to an Assignment and Assumption, (c) any Additional Lender and (d) any Extending Lender, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and, as the context requires, includes the L/C Issuers and the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft. A Letter of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Revolving Commitments and $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).
“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(c).
“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), deemed trust, charge, or preference, priority or other security interest or preferential arrangement having the practical effect of any of the foregoing of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Acquisition” means any Permitted Acquisition by one or more of the Company and its Restricted Subsidiaries of any assets, property, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Company or such Restricted Subsidiary in writing to the Administrative Agent on or prior to the date the definitive agreements for such acquisition are entered into.

“Loan” means an extension of credit by a Lender to a Borrower in the form of a Revolving Loan, an Incremental Loan, Refinancing Loan, Swing Line Loan or Term Loan.
“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Letter of Credit Application, each Joinder Agreement, the Collateral Documents, each Request for Credit Extension, each Compliance Certificate, the Engagement Letter, each Designated Borrower Request and Assumption Agreement, each Incremental Amendment, each Refinancing Amendment, the Amendment and Restatement Agreement, the Reaffirmation Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement and each other document, instrument or agreement from time to time executed by the Company or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection with this Agreement.
“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or Incremental Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Loan Parties” means, collectively, each Domestic Loan Party and each Designated Borrower.
“Mandatory Cost” means any amount incurred periodically by any Lender during the term of the Facilities which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Facility Office by any Governmental Authority.
“Master Agreement” shall have the meaning given thereto in the definition of “Swap Contract.”
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or financial condition of the Company and its Restricted Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Company and its Restricted Subsidiaries taken as a whole to perform their obligations under the Loan Documents.
“Material Real Property” means any parcel of Real Property located in the United States and having a fair market value (on a per-property basis) greater than $5,000,000 as of (x) the Restatement Effective Date, for Real Property then owned in fee or (y) the date of acquisition, for Real Property acquired after the Restatement Effective Date, in each case as determined by the Company in good faith; provided, that “Material Real Property” shall exclude all leasehold interests in Real Property.
“Maturity Date” means November 30, 2023 (or, if such day is not a Business Day, the next preceding Business Day); provided that the Maturity Date applicable to Incremental Commitments and Extended Commitments shall be the final maturity date specified in the relevant documentation for such Incremental Commitments and such Extended Commitments.
“Minimum Extension Condition” has the meaning specified in Section 2.18(b).
“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger and joint book manager.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means 100% of the cash proceeds from the incurrence, issuance or sale by the Company or any Restricted Subsidiary of any Refinancing Notes, net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
“Non-Consenting Lender” means any Lender that (a) does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders or (b) does not approve an Applicant Borrower that (i) requires the approval of all Lenders in accordance with Section 2.16 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” or “Notes” means the Revolving Notes or the Swing Line Note, individually or collectively, as appropriate.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including with respect to principal, interest fees, indemnification or reimbursement obligations, guaranty obligations or otherwise), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party and any Swap Bank, in each case, to the extent permitted by Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Treasury Management Bank. Notwithstanding anything to the contrary contained in any Loan Document, (i) each Borrower (other than the Company) shall only be liable for its Obligations and shall not be liable for any other Borrower’s Obligations and (ii) Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes.

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by, or on behalf of, a Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 11.07(d).
“Participant Register” has the meaning specified in Section 11.07(d).
“Participating Member State” means each state so described in any EMU Legislation.
“Patriot Act” has the meaning specified in Section 11.20.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or an ERISA Affiliate for its respective employees or to which the Company or an ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years, for the respective employees of the Company or an ERISA Affiliate.
“Permitted Acquisitions” has the meaning specified in Section 8.02(i).
“Permitted Investments” means, at any time, Investments by the Company and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.
“Permitted Liens” means, at any time, Liens in respect of Property of the Company and its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.
“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof; provided, however, that: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or weighted average life that is shorter than that of the Indebtedness being refinanced (provided that the stated maturity or weighted average life may be shorter if the stated maturity of any principal payment (including any amortization payments) is not earlier than the earlier of (A) the stated maturity in effect prior to such refinancing or (B) 91 days after the Latest Maturity Date then in effect), (ii) if the Indebtedness being refinanced is subordinated by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be subordinated to the Obligations on terms at least as favorable to the Lenders as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), and (iii) be in a principal amount that does not exceed the principal amount so refinanced, plus accrued interest, plus any premium or other payment required to be paid in connection with such refinancing, plus, in either case, the amount of fees and reasonable expenses of the Company or any of its Restricted Subsidiaries incurred in connection with such refinancing; and (c) the sole obligor on such refinancing Indebtedness shall be the Company or the original obligor on such Indebtedness being refinanced; provided, however, that any guarantor of the Indebtedness being refinanced (or that was required to be a guarantor of such Indebtedness) shall be permitted to guarantee the refinancing Indebtedness.
“Permitted Restructuring” means any merger, consolidation, reorganization, Disposition, transfer and/or Investment or series of related mergers, consolidations, reorganizations, Disposition, transfers and/or Investments (including the creation of new Subsidiaries for the facilitation of the foregoing) between or among the Company and/or any of its direct or indirect Subsidiaries to facilitate internal holding, financing and/or tax planning so long as (i) such transactions are consummated in their entirety within sixty (60) days after their initial consummation, (ii) after giving effect thereto, taken as a whole, the security interests of the holders of Secured Obligations (as defined in the Security Agreement) in the Collateral are not impaired in any material respect and (iii) at initial consummation of such Permitted Restructuring, no Default or Event of Default has occurred and is continuing or would result therefrom; provided that no Permitted Restructuring shall result in (x) any Borrower being organized in a different jurisdiction than prior to giving effect to a Permitted Restructuring or (y) any Collateral (other than the Capital Stock of a Foreign Subsidiary (other than a Designated Borrower)) being transferred from the Company or any Guarantor to a Subsidiary that is not a Guarantor. During the course of a Permitted Restructuring, the Company and its Subsidiaries may consummate interim Investments and Dispositions which would not otherwise be permitted under this definition so long as the ultimate outcome of such transactions results in a Permitted Restructuring that satisfies the requirements of this definition.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by the Company or its Subsidiaries for their respective employees.
“Platform” has the meaning specified in Section 7.02.
“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as reaffirmed pursuant to the Reaffirmation Agreement and as amended, modified, restated or supplemented from time to time.
“PPSA Australia” means the Australian law Personal Property Securities Act 2009 (Cth) (or any successor statute) and the regulations thereunder.
“PPSA Canada” means the Personal Property Security Act of any applicable Canadian province or territory, including without limitation, the Civil Code of Québec, and the regulations promulgated thereunder.
“Pro Forma Basis” means, for purposes of calculating the Consolidated Total Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, that any Specified Transaction consummated during the relevant four quarter fiscal period for which the applicable ratio is calculated shall be deemed to have been consummated as of the first day of such period; provided, that, other than in the case of any such calculation for purposes of determining compliance with the Financial Covenant with respect to the Compliance Certificate delivered pursuant to Section 7.02(b), all Specified Transactions made on or prior to the date of the transaction or incurrence for which the calculation of any such ratio is made and after the end of the relevant four fiscal quarter period shall be deemed to have been consummated as of the first day of such relevant four fiscal quarter period; provided, further, that, for purposes of calculating any component of the Consolidated Total Net Leverage Ratio or the Consolidated Senior Secured Net Leverage Ratio, as applicable, Unrestricted Cash shall be determined as of the last day of such relevant four fiscal quarter period. In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition that is a Specified Transaction, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired in connection with such Disposition or Involuntary Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition that is a Specified Transaction, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Company or any Restricted Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. Any reference to compliance on a Pro Forma Basis with the Financial Covenant as of any date prior to the last day of the first period with respect to which the Financial Covenant is applicable shall refer to the covenant levels applicable for the first period specified in the Financial Covenant.
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the Financial Covenant as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC, after giving effect to the applicable transaction on a Pro Forma Basis.
“Pro Rata Share” means, as to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the relevant documentation with respect to any Incremental Commitment or Extended Commitment, as applicable.
“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“Qualified Capital Stock” in any Person means a class of Capital Stock other than Redeemable Capital Stock.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell, support or other agreement under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Ratings Collateral Release Date” means the date upon which the Company obtains a public rating of the Company’s long-term senior unsecured non-credit-enhanced debt (a “Debt Rating”) equal to Baa3 or better (with a stable or better outlook) (the “Moody’s Public Rating Threshold”) from Moody’s or a public Debt Rating of BBB- or better (with a stable or better outlook) (the “S&P Public Rating Threshold”) from S&P; provided that (i) if the Moody’s Public Rating Threshold is achieved, but the S&P Public Rating Threshold is not achieved, the Collateral shall not be released unless the public Debt Rating that the Company obtained from S&P is no more than two notches lower than the public Debt Rating that the Company obtained from Moody’s and (ii) if the S&P Public Rating Threshold is achieved, but the Moody’s Public Rating Threshold is not achieved, the Collateral shall not be released unless the public Debt Rating that the Company obtained from Moody’s is no more than two notches lower than the public Debt Rating that the Company obtained from S&P; provided that for so long as any Incremental Equivalent Debt, Refinancing Facility or Refinancing Notes shall continue to be secured by any material portion of the Collateral, the Ratings Collateral Release Date shall be deemed not to have occurred unless such Collateral is released substantially contemporaneously with the Ratings Collateral Release Date.
“Reaffirmation Agreement” means, the Reaffirmation Agreement dated as of the Restatement Effective Date, executed and delivered by each Loan Party party to the Collateral Documents, as of such date, in favor of the Administrative Agent.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Recipient” means the Administrative Agent, any Lender or the L/C Issuer, as applicable.
“Redeemable Capital Stock” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Indebtedness of such Person at the option of the holder thereof, in whole or in part, at any time prior to the stated maturity of the 2018 Senior Convertible Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Stock. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Stock solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or asset sale will not constitute Redeemable Capital Stock if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with Section 8.06 hereof. The amount of Redeemable Capital Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Stock or portion thereof, exclusive of accrued dividends.
“Refinanced Debt” has the meaning specified in Section 2.19(a).
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company executed by each of (a) the Company, (b) the Administrative Agent, (c) each Additional Lender and Lender that agrees to provide any portion of the Refinancing Facility being incurred pursuant thereto and (d) to the extent relating to the Revolving Commitments, the L/C Issuer and the Swing Line Lender, in accordance with Section 2.19.
“Refinancing Facility” has the meaning specified in Section 2.19(a).
“Refinancing Loan” means a Refinancing Revolving Loan or a Refinancing Term Loan.

“Refinancing Notes” means any secured or unsecured notes or loans issued by the Company or any Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Cash Proceeds of such Refinancing Notes are used to permanently replace Term Loans and/or permanently reduce Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) such Refinancing Notes shall not have a Maturity Date prior to, or have a shorter weighted average life, than the Loans so reduced and/or Commitments so replaced and shall not be subject to any amortization or mandatory prepayments (other than customary change of control and asset sale prepayments); (d) such Refinancing Notes shall not be Guaranteed by any Subsidiaries of the Company that do not Guarantee the Loans under this Agreement; (e) such Refinancing Notes shall not be secured by any Collateral not securing the Secured Obligations (as defined in the Security Agreement) and, if secured, shall be subject to an Intercreditor Agreement; and (f) the terms and conditions of any Refinancing Notes (excluding (i) pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and (ii) the terms that only apply after the Latest Maturity Date existing at the time of such Refinancing Notes) shall not be materially more restrictive (when taken as a whole) on the Company and the Restricted Subsidiaries than the terms and conditions of this Agreement or other Loan Document relating to the Loans so reduced and/or Commitments so replaced, as applicable.
“Refinancing Revolving Commitments” means Revolving Commitments established pursuant to a Refinancing Amendment.
“Refinancing Revolving Lender” means a Lender with a Refinancing Revolving Commitment or an outstanding Refinancing Revolving Loan.
“Refinancing Revolving Loans” means the Revolving Loans made pursuant to the Refinancing Revolving Commitments.
“Refinancing Term Loan Commitment” means the commitment of any Lender to make Refinancing Term Loans pursuant to Section 2.19 to the Company.
“Refinancing Term Loan Lender” means a Lender with an outstanding Refinancing Term Loan.
“Refinancing Term Loans” means Term Loans that result from a Refinancing Amendment.
“Register” has the meaning set forth in Section 11.07(c).
“Regulation T” shall mean Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period requirement under ERISA has been waived in regulations issued by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments or (b) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations, Swing Line Loans and participations therein. The Revolving Commitments of, and the outstanding Loans, L/C Obligations, Swing Line Loans and participations therein, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, executive vice president or senior vice president of a Loan Party, and solely for purposes of the delivery of certificates pursuant to Section 5.01(e)(ii), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent with respect to which an incumbency certificate has been delivered to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party (and the Administrative Agent shall be fully protected in relying thereon).
“Restatement Effective Date” means November 30, 2018.
“Restatement Effective Date Projections” means, collectively, the projections of the Company’s financial condition, results of operations and cash flows for the fiscal years ending December 31, 2018, December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company or any Restricted Subsidiary or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock. For the avoidance of doubt, no payment made in respect of an earn-out, hold-back or other deferred payment of consideration in Permitted Acquisitions shall be a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Restricted Subsidiary Employee Plan” means any document, arrangement or agreement of any Restricted Subsidiary (whether or not an Employee is a party thereto), as amended, waived, supplemented, renewed or otherwise modified from time to time pursuant to which an Employee is directly or indirectly entitled to amounts payable or a payment or provides or is obligated to provide services to or on behalf of such Restricted Subsidiary or any affiliate thereof; provided that the amounts payable to Employees or payable in respect of Employees pursuant to such plan shall not represent more than 2% of the operating profits of such Restricted Subsidiary or more than 2% of the appreciation in value of such Restricted Subsidiary.
“Revaluation Date” means (a) with respect to Loans denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing thereof, (ii) each date of a continuation thereof pursuant to Section 2.02, (iii) with respect to Loans having an Interest Period of greater than one month, the initial date of such Interest Period and the corresponding date of each month thereafter during such Interest Period and (iv) such additional dates as the Administrative Agent or the Required Lenders shall specify; and (b) with respect to Letters of Credit denominated in an Alternative Currency, (i) each date of issuance thereof, (ii) each date of amendment (if such amendment increases the amount thereof), (iii) each date of any payment by the respective L/C Issuer thereof, (iv) in the case of the Existing Letters of Credit, the Restatement Effective Date and (v) such additional dates as the Administrative Agent or any L/C Issuer shall determine or the Required Lenders shall specify.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Facility” means the credit facility for Revolving Loans provided by the Lenders hereunder.
“Revolving Loan” has the meaning specified in Section 2.01. Unless the context otherwise requires, “Revolving Loan” shall include any Extended Revolving Loans or Refinancing Loans that are Revolving Loans and any Additional Revolving Loans.
“Revolving Note” has the meaning specified in Section 2.11(a).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc. and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to the Company or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any economic or financial sanctions or trade embargoes administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom (“HMT”).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Company.
“Security Agreement” means the Security Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties, as reaffirmed pursuant to the Reaffirmation Agreement and as amended, modified, restated or supplemented from time to time.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c)(ii).
“Solvent” or “Solvency” means, with respect to any Person on any date of determination, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Acquisition” has the meaning specified in Section 8.11.
“Specified Acquisition Step-Up Period” has the meaning specified in Section 8.11.
“Specified Representations” means the representations and warranties set forth in Sections 6.01(a) (with respect to organizational existence only), 6.01(b)(ii), 6.02, 6.03, 6.04, 6.14, 6.16, 6.17, 6.18, 6.20 and 6.21.
“Specified Transaction” means, with respect to any period, (a) any Permitted Acquisition consummated in any fiscal quarter, if after giving effect to such Acquisition, the aggregate amount of Permitted Acquisitions made during such fiscal quarter would exceed $50,000,000, (b) any Disposition or series of Dispositions where the consideration received in exchange for the property subject to such Disposition(s) exceeds $25,000,000, (c) any incurrence or repayment of Indebtedness (excluding (x) intercompany Indebtedness and (x) indebtedness under revolving lines of credit having commitments not in excess of $50,000,000 in the aggregate (other than any indebtedness under this Agreement)) with an aggregate principal amount in excess of $25,000,000, (d) any Restricted Payment made under Section 8.06(e) in any fiscal quarter, if, after giving effect to such Restricted Payment, the aggregate amount of Restricted Payments made under Section 8.06(e) in such fiscal quarter would exceed $25,000,000, or (e) any other event, in each case, to the extent that, by the terms of the Loan Documents, a “Pro Forma Compliance Certificate” is required to be delivered in connection with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer to be the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for such currency; provided, further, that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subordinated Seller Indebtedness” has the meaning set forth in Section 8.03(p).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, references to a “Subsidiary” or “Subsidiaries” of the Company in this Agreement and the other Loan Documents shall not include any entity that is a not-for-profit entity that is tax exempt under Section 501(c)(3) of the Internal Revenue Code.
“Subsidiary Employee Plan” means any Foreign Subsidiary Employee Plan or any Restricted Subsidiary Employee Plan.
“Swap Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Swap Contract with any Loan Party and (b) any Lender or Affiliate of a Lender that is a party to a Swap Contract with any Loan Party in existence on the Restatement Effective Date, in each case, to the extent permitted by Section 8.03(d); provided that, in each case, such Person executes and delivers to Administrative Agent, within 60 days of the date that such Person first enters into a Swap Contract with any Loan Party (or in the case of a Swap Contract existing on the Restatement Effective Date, within 60 days after the Restatement Effective Date), a customary letter agreement pursuant to which such person (a) appoints the Administrative Agent as its agent under the applicable Loan Documents for the purposes of the Collateral Documents and Article X and (b) agrees to be bound by the provisions of Article X.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap Contract or other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a). All Swing Line Loans shall be denominated in Dollars.
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B, or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Note” has the meaning specified in Section 2.11(a).
“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but the parties intend that it will be classified as an “operating lease” under FASB ASC 840 or does not otherwise appear on the balance sheet under GAAP.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means an Incremental Term Loan, Refinancing Term Loan or Extended Term Loan.
“Threshold Amount” means $35,000,000.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.
“Transactions” means (a) the execution, delivery and performance by the Company and its Restricted Subsidiaries of the applicable Loan Documents, (b) the payment in full and termination of the Existing Credit Agreement and (c) the payment of fees and expenses in connection with the foregoing.
“Treasury Management Agreements” means any and all agreements governing the provision of treasury or cash management services, including overnight draft, credit cards, debit cards and p-cards (including purchasing cards and commercial cards), deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
“Treasury Management Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to Treasury Management Agreement with any Loan Party and (b) any Lender or Affiliate of a Lender that is a party to a Treasury Management Agreement with any Loan Party in existence on the Restatement Effective Date; provided that, in each case, such Person executes and delivers to Administrative Agent, within 60 days of the date that such Person first enters into a Treasury Management Agreement with any Loan Party (or, in the case of a Treasury Management Agreement existing on the Restatement Effective Date, within 60 days after the Restatement Effective Date), a customary letter agreement pursuant to which such person (a) appoints the Administrative Agent as its agent under the applicable Loan Documents for the purposes of the Collateral Documents and Article X and (b) agrees to be bound by the provisions of Article X.
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 and Section 430 of the Internal Revenue Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).
“Unrestricted Cash” means, as of any date of determination, all cash or Cash Equivalents of the Company and its Restricted Subsidiaries on such date that does not appear (and is not required to appear) as “restricted” on a consolidated balance sheet of the Company and its Restricted Subsidiaries; provided that, for the avoidance of doubt, any cash or Cash Equivalents subject to any Cash Pooling Arrangements then in effect shall not be considered Unrestricted Cash.
“Unrestricted Subsidiary” means (i) as of the Restatement Effective Date, each Subsidiary of the Company listed on Schedule 1.01D, (ii) any Subsidiary of the Company designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 7.17 subsequent to the Restatement Effective Date and (iii) any Subsidiary of an Unrestricted Subsidiary.
“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly Owned Subsidiary” means any Person 100% of whose Capital Stock is at the time owned by the Company directly or indirectly through other Wholly Owned Subsidiaries of the Company, in each case, excluding any such Capital Stock of (a) Foreign Subsidiaries in the nature of directors’ qualifying shares and other nominal amounts of shares sold or issued to foreign nationals or other third parties to the extent required pursuant to applicable law or (b) any Restricted Subsidiary whose Capital Stock is sold or issued to Employees pursuant to a Subsidiary Employee Plan.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii)The words “include”, “includes” and “including” is by way of example and not limitation and shall be deemed to be followed by the words “without limitation”.
(iv)The word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(v)Any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws).

(vi)The word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings).
(vii)Unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts, leasehold interests and contract rights.
(viii)The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(ix)Unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Company or any other Loan Party shall be construed to include the Company or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.
(x)Unless the context otherwise requires, any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(xi)The phrase “fair market value” shall include reliance on the most recent real property tax bill or assessment in the case of Real Property.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)For all purposes under the Loan Documents, (i) any reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, (ii) any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity), and (iii) if the Company or any other Borrower is party to a division into two or more limited liability companies, all limited liability companies resulting from such division shall be deemed to be successors in interest with joint and several liability for the Obligations of the Company or such Borrower (as applicable).
1.03Accounting Terms.
(a)Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that (w) subject to clause (x), calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Company in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations, (x) the effects of any changes to FASB ASC 840 after the Closing Date shall be disregarded, (y)(i) notwithstanding any change in GAAP after the Closing Date, any leases that would be treated as operating leases under GAAP as in effect as of the Closing Date shall not constitute or be accounted for as Capital Leases, Funded Indebtedness or Indebtedness or otherwise reflected on the Company’s consolidated balance sheet, and such leases shall continue to be treated as operating leases for all purposes under this Agreement and the other Loan Documents and (ii) any lease that was entered into after the Restatement Effective Date that would have been considered an operating lease under GAAP as in effect as of the Closing Date shall be treated as an operating lease for all purposes under this Agreement and the other Loan Documents, shall not constitute or be accounted for as a Capital Lease and obligations in respect thereof shall be excluded from the definitions of Funded Indebtedness and Indebtedness; provided that, for the avoidance of doubt, Consolidated Net Income shall be calculated by deducting, without duplication of amounts otherwise deducted, rent and other amounts and expenses actually paid in cash in the applicable period under any such lease in the same manner as under GAAP in effect as of the Closing Date, and (z) notwithstanding, any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, such Indebtedness shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Company and its Restricted Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)The Company will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the Consolidated Total Net Leverage Ratio (including for purposes of determining compliance with Section 8.11 and determining the Applicable Rate) and Consolidated Senior Secured Net Leverage Ratio shall be made on a Pro Forma Basis.
1.04Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and

(b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable, in the State of New York).
1.07Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the maximum face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the face amount thereof, the amount of such Letter of Credit shall be deemed to be Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum face amount is in effect at such time.
1.08Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies (including for purposes of determining the amount of Total Revolving Outstandings). Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating the Financial Covenant hereunder or, except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan (or the incurrence of Incremental Commitments, Incremental Loans, Extended Commitments, Extended Revolving Loans, Extended Term Loans or Refinancing Loans) or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, or at the election of the Administrative Agent, such other amount as is customary for lending transactions in such Alternative Currency, as reasonably determined by the Administrative Agent.
(c)Where the permissibility of a transaction (other than Credit Extensions and as permitted above) depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any amount in respect of such transaction stated in another currency shall be translated to Dollars at the Spot Rate then in effect at the time such transaction is entered into and the permissibility of actions taken hereunder shall not be affected by subsequent fluctuations in exchange rates.
1.09Additional Alternative Currencies.
(a)The Company may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than Dollars and those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Each such request shall be subject to the approval of the Administrative Agent and the Lenders, in each case, in their sole discretion; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer, in each case, in their sole discretion.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Loans) or applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Loans (provided that in granting such consent the Administrative Agent or the Lenders may impose a limit on the Dollar Equivalent amount of Loans permitted to be funded in such currency); and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances (provided that the Administrative Agent or the L/C Issuers may impose a limit on the Dollar Equivalent amount of Letters of Credit permitted to be issued in such currency). If the Administrative Agent shall fail to obtain consent from any Lender to any request for an additional currency under this Section 1.09 the Administrative Agent shall promptly so notify the Company.
1.10Change of Currency.
(a)Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction or reasonable modifications as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency or to reflect adoption of additional currencies as Alternative Currencies with respect to Loans or the issuance of Letters of Credit in currencies which are not Alternative Currencies as of the date hereof.
Article II

THE COMMITMENTS AND CREDIT EXTENSIONS
1.01Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the

Availability Period in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, (iii) (x) the aggregate Outstanding Amount of Revolving Loans and Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (y) to the extent the Administrative Agent and/or the Lenders or L/C Issuers, as applicable, have imposed a limit on the Dollar Equivalent amount of Loans or Letters of Credit, as the case may be, with respect to any Alternative Currency, the Total Revolving Outstandings denominated in such Alternative Currency shall not exceed such limit, and (iv) the aggregate Total Revolving Outstandings in respect of which Designated Borrowers are primarily obligated shall not exceed the Designated Borrower Sublimit. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided, however, that all Loans denominated in an Alternative Currency shall be made as Eurocurrency Rate Loans.
1.02Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days prior to the requested date of Borrowing or continuation of Loans denominated in Alternative Currencies (or five (5) Business Days in the case of a Special Notice Currency) and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to, or continuation of Loans other than Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, with respect to Alternative Currencies, unless the Administrative Agent otherwise agrees in its sole discretion, the Dollar Equivalent thereof). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed (including whether such currency is an Alternative Currency) and (vii) if the requested currency is not Dollars, the Borrower. If the Company fails to specify a currency in a Loan Notice, then the Loans so requested shall be made in Dollars, and the Borrower shall be the Company. If the Company fails to specify a Type of a Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans denominated in Dollars; provided, however, that in the case of a failure to timely request a conversion or continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as (or converted into) Eurocurrency Rate Loans in such Alternative Currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans (or, if applicable, to Loans with an Interest Period of one month) shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the existing currency of such Loan and reborrowed in such other Alternative Currency.

Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of (or conversion into) Loans with an Interest Period of one month denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency (x) not later than 1:00 p.m., in the case of any Loan denominated in Dollars and (y) not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company or the applicable Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans denominated in Dollars, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the applicable Borrower as provided above.
(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Loan. During the existence of a Default, no Loans made in Dollars may be requested as, converted into or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in Dollars be converted immediately to Base Rate Loans upon the expiration of the Interest Period thereof. During the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Loans denominated in an Alternative Currency be prepaid or redenominated into Dollars as Base Rate Loans in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans, upon determination of such interest rate. The determination of such rate by the Administrative Agent shall be conclusive in the absence of a manifest error.
(e)After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods, in the aggregate, in effect with respect to Eurocurrency Rate Loans.
1.03Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (a) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any of its Restricted Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (b) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (u) solely with respect to L/C Issuers, the aggregate face amount of Letters of Credit issued by such L/C Issuer would exceed its L/C Commitment, (v) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (w) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Commitment, (x) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided that such amount is part of, and not in addition to, the Aggregate Revolving Commitments, (y) (i) the Total Revolving Outstandings denominated in Alternative Currencies would exceed the Alternative Currency Sublimit, or (ii) to the extent the Administrative Agent and/or the Lenders or L/C Issuers, as applicable, have imposed a limit on the Dollar Equivalent amount of Loans or Letters of Credit, as the case may be, with respect to any Alternative Currency, the Total Revolving Outstandings denominated in such Alternative Currency shall not exceed such limit, or (z) the Total Revolving Outstandings in respect of which Designated Borrowers are primarily obligated would exceed the Designated Borrower Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Effective Date shall be subject to and governed by the terms and conditions hereof.
(ii)No L/C Issuer shall issue any Letter of Credit if, subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date.
(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such L/C Issuer in good faith deems material to it;
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;
(C)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(D)unless approved by the Administrative Agent and such L/C Issuer, such Letter of Credit (x) is in an initial amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or (y) is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)the applicable L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
(F)any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iv)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (a) the L/C Issuer thereof would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (b) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(v)No L/C Issuer shall be under any obligation to issue or amend any Letter of Credit if the L/C Issuer thereof has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the purpose and the nature of the requested Letter of Credit and (h) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (a) the Letter of Credit to be amended; (b) the proposed date of amendment thereof (which shall be a Business Day); (c) the nature of the proposed amendment; and (d) such other matters as such L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the

Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.
(iii)If the Company so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the applicable L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than 180 days after the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (a) such L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (b) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the

Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Company shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice); provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments . Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such

Lender’s Pro Rata Share of such amount shall be solely for the account of the applicable L/C Issuer.
(v)Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Company or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant L/C Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of the Company to reimburse the L/C Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating thereto;
(ii)the existence of any claim, counterclaim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Company or any waiver by such L/C Issuer which does not in fact prejudice the Company;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP98 or the ICC, as applicable;
(vii)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Restricted Subsidiary or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.
The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)Role of L/C Issuers. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any Agent-Related Person or any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s bad faith or willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and, absent bad faith, gross negligence or willful misconduct, no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” (or such later version thereof as may be in effect at the time of issuance) published by the Institute of International Banking Law & Practice (the “ISP98”) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the times of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (Euro)) shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to the Company for, and such L/C Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of such L/C

Issuer required or expressly permitted under any law, order, or practice that is applicable to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP98 or ICC, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any L/C Issuer chooses such law or practice.
(h)Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, in Dollars, (i) a fee for each commercial Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and (ii) a fee for each standby Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (each of clauses (i) and (ii), a “Letter of Credit Fee”); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and on the date of termination of the Revolving Commitments and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Company shall pay directly to each L/C Issuer for its own account in Dollars a fronting fee with respect to each Letter of Credit issued by such L/C Issuer equal to 0.125% per annum multiplied by the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit. Such fronting fee shall be computed on a quarterly basis in arrears and shall be due and payable on the Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Company shall pay directly to each L/C Issuer for its own account in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(k)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit; provided that in the case of a Letter of Credit issued for the account of a Designated Borrower, such Designated Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
(l)Extensions. If the Maturity Date in respect of any tranche of Commitments occurs prior to the expiration of any Letter of Credit (such maturity date, the “Earlier Commitment

Maturity Date”), then (i) on such Earlier Commitment Maturity Date, if one or more other tranches of Commitments in respect of which the Maturity Date shall not have occurred are then in effect, with the consent of each L/C Issuer with respect to any outstanding Letter of Credit, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.03(d)) under (and participated by Lenders pursuant to their respective Pro Rata Shares with respect to) such later-maturing tranches of Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Commitments thereunder at such time and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Company shall Cash Collateralize any such Letter of Credit in accordance with Section 2.14. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Letter of Credit Expiration Date with respect to a given tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such Letter of Credit Expiration Date .
1.04Swing Line Loans.
(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Company in Dollars from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed at any time outstanding an amount equal to the Swing Line Sublimit; provided that such amount is part of, and not in addition to, the Aggregate Revolving Commitments, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) except as set forth above, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Borrowing of a Swing Line Loan shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of a Swing Line Loan (a) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company.
(c)Refinancing of Swing Line Loans.
(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than delivery of a Loan Notice). The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(f)Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(g)Extensions. If any Maturity Date applicable to any Commitments shall have occurred at a time when another tranche or tranches of Commitments is or are in effect with a longer Maturity Date (such earlier Maturity Date, the “Earlier Maturity Date”), then, on the Earlier Maturity Date, all then outstanding Swing Line Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of the Earlier Maturity Date).
1.05Prepayments.
(a)Voluntary Prepayments of Loans.
(i)Revolving Loans. Each Borrower may, upon notice from the Company to the Administrative Agent, which may be given by telephone (provided that such telephonic notice is promptly followed by written notice, which notice may be on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of such Borrower), at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of Loans denominated in

Alternative Currencies (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) and (C) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Loans other than Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or (x) if less, the entire principal amount thereof then outstanding or (y) with respect to Alternative Currencies, unless the Administrative Agent otherwise agrees in its sole discretion, the Dollar Equivalent thereof) and (C) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Loans other than Base Rate Loans are to be prepaid, the Interest Period(s) of such Loans and, in the case of prepayment of all Loans, to the extent all outstanding Loans are solely denominated in U.S. Dollars, may state that such notice is conditioned upon the consummation of financing that will refinance the credit facility provided by this Agreement, in whole, in which case such notice may be revoked by the Company if such condition is not satisfied (by notice from the Company to the Administrative Agent on or prior to the specified effective date). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.
(ii)Swing Line Loans. The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)Mandatory Prepayments of Loans.
(i)Aggregate Revolving Commitments. If for any reason the (1) Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect; (2) the Total Revolving Outstandings in respect of which Designated Borrowers are primarily obligated exceeds the Designated Borrower Sublimit or (3) to the extent the Administrative Agent and/or the Lenders or L/C Issuers, as applicable, have imposed a limit on the Dollar Equivalent amount of Loans or Letters of Credit, as the case may be, with respect to any Alternative Currency, the Total Revolving Outstandings denominated in such Alternative Currency at any time exceed such limit, the applicable Borrower (subject to

Section 2.16(b)) shall, in each case, immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that no Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
(ii)Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied to Revolving Loans and Swing Line Loans and (after all Revolving Loans and all Swing Line Loans have been repaid) to Cash Collateralize L/C Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Loans other than Base Rate Loans and in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
1.06Termination or Reduction of Aggregate Commitments.
(a)Optional Reductions. The Company may, upon notice to the Administrative Agent, terminate the unused Aggregate Revolving Commitments or from time to time permanently reduce the unused Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $250,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.
(b)Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, Alternative Currency Sublimit, Designated Borrower Sublimit or Aggregate Revolving Commitments under this Section 2.06. Subject to Section 2.15, upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. Any notice of termination of the Aggregate Revolving Commitment in whole delivered by the Company pursuant to this Section may state that such notice is conditioned upon the consummation of financing that will refinance the credit facility provided by this Agreement, the consummation of a particular Disposition or occurrence of a Change of Control as specified in such notice, in which case such notice may be revoked by the Company if such condition is not satisfied (by notice from the Company to the Administrative Agent on or prior to the specified effective date).
1.07Repayment of Loans.
(a)Revolving Loans. Subject to Section 2.16(b), each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans made to such Borrower outstanding on such date.

(b)Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.
(c)Letters of Credit. If, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding (including the issuance by an L/C Issuer of a Letter of Credit with an expiry date after the Letter of Credit Expiration Date), the Company shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
1.08Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(c)If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders at any time that an Event of Default has occurred and is continuing under Section 9.01(a) with respect thereto, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(d)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
1.09Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender, in Dollars, in accordance with its Pro Rata Share, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations; provided that (A) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Restatement Effective Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For the avoidance of doubt, Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of computing the commitment fee in accordance with this Section 2.09(a).

(b)Other Fees.
(i)The Company shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
1.10Computation of Interest and Fees.
(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice as determined by the Administrative Agent. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Required Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that if a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in a higher pricing for no more than two of the immediately preceding full fiscal quarters and a lower pricing for no more than two of the immediately preceding full fiscal quarters (due to the shifting of income or expenses from one fiscal quarter to another fiscal quarter or any similar reason), then the amount payable under this clause (b) shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable fiscal quarters over the amount of interest and fees actually paid for all such fiscal quarters, but shall in no event be a negative amount. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX. Each Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
1.11Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans denominated in Dollars, be in the form of Exhibit C-1 (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit C-2 (a “Swing Line Note”), and (iii) in the case of Revolving Loans or Incremental Loans denominated in an Alternative Currency, be in a form reasonably acceptable to the Administrative Agent. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
1.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by any Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by any Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)Funding by Lenders; Presumption by Administrative Agent.
(i)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative or similar fees customarily charged by the Administrative Agent in connection with the foregoing, (B) in the case of a payment to be made by a Borrower in Dollars, the interest rate applicable to Base Rate Loans and (C) in the case of a payment to be made by a Borrower in any currency other than Dollars, the interest rate applicable to Eurocurrency Rate Loans. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount due to the Administrative Agent under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no

Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(b).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied in accordance with Section 9.03.
1.13Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Restricted Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
1.14Cash Collateral.
(a)Certain Credit Support Events. (x) (i) Upon the request of the Administrative Agent or an L/C Issuer, if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date (applicable to unutilized Revolving Commitments at least equal to outstanding L/C Obligations), any L/C Obligation for any reason (including the issuance by an L/C Issuer of a Letter of Credit with an expiry date after the Letter of Credit Expiration Date) remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations, or (y) if the aggregate principal amount of L/C Obligations exceeds the Letter of Credit Sublimit, the Company shall immediately provide Cash Collateral of at least such excess amount. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, an L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any

Cash Collateral provided by the Defaulting Lender). The Administrative Agent may (and shall at the request of any L/C Issuer), at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
(b)Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender) and agrees, in respect of its Cash Collateral, to maintain (other than as a result of inconsistent actions taken by the Administrative Agent), a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as provided herein, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby (after giving effect to Section 2.15(a)(iv)), the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied in satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(b)(x)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party (i) shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03) and (ii) shall remain subject to the security interest granted pursuant to the Loan Documents unless released pursuant to another provision of the Loan Documents, and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
1.15Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and the definition of Required Lenders.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an L/C Issuer or to the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or the Swing Line Lender, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to (i) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (ii) Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, an L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, a L/C Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. Nothing in this Section 2.15(a)(ii) shall serve as a waiver of rights of any Person against a Defaulting Lender.
(iii)Certain Fees. Such Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and such fee shall not accrue and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02(a) and (b) are satisfied at the time of such reallocation, and (y) such reallocation does not cause, with respect to any Non-Defaulting Lender, the aggregate Outstanding Amount of the Revolving Loans of such Non-Defaulting Lender, plus such Non-Defaulting Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Non-Defaulting Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.26, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral; Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall (or shall cause the applicable Designated Borrower to), without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(c)New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied, acting reasonably, that it will have no Fronting Exposure after giving effect to such Swing Line Loan, and (ii) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
1.16Designated Borrowers.
(a)The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Foreign Subsidiary that is a Restricted Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated

Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, (x) the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, commercial register excerpts, memorandum and/or articles of association, by-laws, any other constitutional or organizational documents, opinions of counsel (including, if reasonably requested by the Administrative Agent, a legal opinion or opinion of independent accountants of national standing in the applicable jurisdiction as to withholding Taxes applicable with respect to any payment made by such Subsidiary) and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require (collectively, the documents and agreements referred to in this clause (x), the “Applicant Borrower Documents”); and (y) the Administrative Agent shall have determined, in consultation with all of the Lenders, that designating such Applicant Borrower as a Designated Borrower would not cause any Lender to suffer any economic, legal or regulatory disadvantage (it being understood and agreed that no Lender shall be deemed to suffer any such disadvantage on account of any withholding Tax being applicable to any payment made by such Applicant Borrower to the extent that the applicable Loan Parties agree to treat any such withholding Tax as an Indemnified Tax, in which case no such legal opinion or accounting opinion as to withholding Tax shall be required). If the Administrative Agent and the Lenders agree, or, in the case of an Applicant Borrower organized in the United Kingdom or the Netherlands, the Required Lenders agree (provided that it is understood and agreed that no such consent shall be required with respect to any Applicant Borrower organized in Australia or Canada upon compliance with the other terms of this Section 2.16 with respect to such Applicant Borrower) that an Applicant Borrower shall be entitled to receive Loans hereunder (which decision shall be in each Lender’s sole discretion), then promptly following receipt of all such required Applicant Borrower Documents, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice may be submitted by or on behalf of such Designated Borrower until the date that is five (5) Business Days after such effective date.
(b)The Foreign Obligations of all Designated Borrowers shall be several in nature and no Designated Borrower will be liable for the Obligations of another Borrower. For the avoidance of doubt, each of the Loan Parties and each of the Lenders acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Obligations of the Designated Borrowers under this Agreement or any of the other Loan Documents shall be separate and distinct from the Domestic Obligations, and shall be expressly limited to the Foreign Obligations (provided that, for the avoidance of doubt, the Domestic Loan Parties shall be jointly and severally liable for the Foreign Obligations).  In furtherance of the foregoing, each of the Loan Parties and the Lenders acknowledges and agrees that (i) the liability of any Designated Borrower for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Domestic Obligations and (ii) the Designated Borrowers shall not guarantee any Domestic Obligations.
(c)Each Restricted Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d)The Company may from time to time, upon not less than five (5) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower or Letters of Credit, if any, issued for the account of such Designated Borrower, or other amounts payable or Foreign Obligations owed by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
(e)Notwithstanding anything to the contrary herein, the status of any Restricted Subsidiary as a Designated Borrower shall terminate immediately if, at any time, the Company and such Restricted Subsidiary are not able to make any of the representations set forth in Section 6.25 (the occurrence of such situation with respect to such Restricted Subsidiary, a “Designated Borrower Representation Default”). The Company agrees to give prompt notice to the Administrative Agent of any Designated Borrower Representation Default with respect to any Restricted Subsidiary that is a Designated Borrower, and within the later of (x) five (5) Business Days after the occurrence of such Designated Borrower Representation Default or (y) in the case of Eurocurrency Rate Loans, the ending date of the applicable Interest Period, such Restricted Subsidiary shall pay in full the unpaid principal of and interest on all its outstanding Loans and Cash Collateralize all its L/C Obligations, failing which the Company shall forthwith make such payments and post such Cash Collateral pursuant to its guarantee thereof set forth in Article IV. Nothing in this Section 2.16(e) shall limit or otherwise affect the Obligations of the Company or any of its Restricted Subsidiaries in their capacities as Guarantors under any of the Loan Documents.
(f)Notwithstanding anything to the contrary herein, the Administrative Agent may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16, and this Section 2.16 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
1.17Incremental Credit Extensions.
(a)Request for Increase. Provided that no Default or Event of Default exists or would result therefrom (or, in the case of any Incremental Term Facility, the proceeds of which will be used to finance a Limited Condition Acquisition, provided that no Default or Event of Default under Section 9.01(a), (f) or (g) exists or would result therefrom), upon at least ten (10) Business Days’ (or such shorter period agreed to by the Administrative Agent in its sole discretion) notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time prior to the Maturity Date, request (A) one or more new tranches of term loan facilities (any such new tranche, an “Incremental Term Facility”, any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”, and the commitments in respect of the Incremental Term Loans, the “Incremental Term Commitments”) and/or (B) an increase in the aggregate amount of the Revolving Commitments (any such increased Revolving Commitments, an “Additional Revolving Commitment” and any loans made in respect thereof, “Additional Revolving Loans”; the Additional Revolving Loans with the Incremental Term Loans, collectively, the “Incremental Loans”; and the Additional Revolving Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), in the case of all Incremental Commitments, in aggregate total principal amount not to exceed (1) the sum of (x) $150,000,000 minus (y) Incremental Loans previously incurred pursuant to clause (x) above plus (z) all voluntary prepayments of any then-existing Incremental Term Facility and commitment reductions under the Revolving Credit Facility, as applicable, prior to the date of such incurrence, but not to exceed $150,000,000 in the aggregate under this clause (1), plus (2) additional amounts so long as after giving effect thereto (and assuming the Commitments are fully drawn) the Consolidated Senior Secured Net Leverage Ratio is not greater than 3.25 to 1.00; provided that (i) any such request for an Incremental Term Facility shall be in a minimum amount of $25,000,000); (ii) any such request for an Additional Revolving Commitment shall be in a minimum amount of $5,000,000; (iii) the Incremental Commitments shall be provided by one or more Eligible Assignees acceptable to the Company; and (iv) no Lender shall be required to provide any or all of the Incremental Commitments.

(b)Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. In order to achieve the full amount of a requested increase, the Company may invite Eligible Assignees (in addition to, or in lieu of existing Lenders) to become Lenders pursuant to an Incremental Amendment (as defined below).
(c)Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Incremental Closing Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Incremental Closing Date.
(d)Documentation. Commitments in respect of any Incremental Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, which amendment shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel and executed by the Company, each Additional Lender and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.17. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Incremental Loans made pursuant to Incremental Commitments.
(e)Conditions to Effectiveness of Increase. As a condition precedent to the effectiveness of any Incremental Amendment, the Company shall deliver to the Administrative Agent (1) a certificate of a Responsible Officer of each Loan Party, dated as of the Incremental Closing Date, (i) attaching the resolutions adopted by such Loan Party approving or consenting to such increase of the Commitments and certifying that such resolutions are true and correct and in full force and effect as of such date, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase of the Commitments, (A) the representations and warranties contained in Article VI and the other Loan Documents are (I) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, true and correct and (II) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, true and correct in all material respects on and as of the Incremental Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are (x) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, true and correct in all material respects, in each case, as of such earlier date, and except that for purposes of this Section 2.17, after financial statements have been delivered pursuant to Section 7.01(a) or (b), the representations and warranties contained in subsections (a), (b) and (f) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01; provided that in the case of any Incremental Term Facility, the proceeds of which will be used to finance a Limited Condition Acquisition, the representations and warranties shall be limited to (i) the representation and warranty that the Loans incurred pursuant to this Agreement are senior Indebtedness of the Company and (ii) the Specified Representations, and (B) no Default or Event of Default (but in the case of any Incremental Term Facility, the proceeds of which will be used to finance a Limited Condition Acquisition, no Default or Event of Default under Section 9.01(a), (f) or (g)) exists or would result from the incurrence of such Incremental Commitments or Incremental Loans, (2) a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such increased Commitments, the incurrence of Indebtedness related thereto (to the extent of any borrowing as of the Incremental Closing Date) and any Permitted Acquisition, repayment of Indebtedness or other Specified Transaction consummated in connection therewith, in each case on a Pro Forma Basis, the Loan Parties would be in compliance with the Financial Covenant as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC and (3)

such legal opinions, officers’ certificates and/or reaffirmation agreements reasonably requested by the Administrative Agent.
(f)Reallocations. The Company shall prepay any Revolving Loans outstanding on the Incremental Closing Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.17 (in each case, after giving effect to any Borrowing of Incremental Loans on the Incremental Closing Date). In addition, upon each increase in the Revolving Commitments pursuant to this Section 2.17, each Lender immediately prior to such increase will automatically and without further action be deemed to have assigned to each Additional Lender providing a portion of the Additional Revolving Commitments, and each such Additional Lender will automatically and without further action be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, each Lender (including each Additional Lender) shall hold its Pro Rata Share of the (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 2.17(f).
(g)Terms. The terms and provisions (including the commitment fee) of the Incremental Loans made pursuant to Incremental Commitments (and such Incremental Commitments) shall be identical to (and shall rank pari passu in right of payment and of security with) the Revolving Loans and Revolving Commitments except (x) with respect to maturity, mandatory payments and commitment reductions and interest rate margins, in each case, as expressly set forth below or (y) as is reasonably satisfactory to Administrative Agent. In furtherance of the foregoing, (a) the Incremental Loans shall not mature earlier than the Latest Maturity Date (but may mature after the Latest Maturity Date), (b)(i) the Additional Revolving Loans shall not require any mandatory commitment reductions that are not applicable to the other Revolving Commitments prior to the Maturity Date (but may include mandatory commitment reductions that are not applicable to the other Revolving Commitments after the Maturity Date) and (ii) the Incremental Term Facility may be subject to customary mandatory prepayments from Dispositions, excess cash flow and Indebtedness that is not permitted under Section 8.03, (c)(i) the interest rate margins for the Additional Revolving Commitments (and related Additional Revolving Loans) shall be determined by the Company and the applicable Lenders; provided that, in the event that the interest rate margins for any Additional Revolving Commitments (and related Additional Revolving Loans) exceed the interest rate margins for any existing Revolving Commitments (and related Revolving Loans) by more than 0.50%, then the interest rate margins for all existing Revolving Commitments (and related Revolving Loans) shall automatically be increased to the extent necessary so that the interest rate margins for the Additional Revolving Commitments (and related Additional Revolving Loans) do not exceed the interest rate margins for existing Revolving Commitments (and related Revolving Loans) by more than 0.50%; provided, further, that, in determining the interest rate margins, (x) any imposition of, or increases in, as applicable, minimum Base Rate or Eurocurrency Rate “floors” shall be equated to interest rate margin and (y) customary arrangement, structuring, underwriting or similar up-front feet fees payable to the Joint Lead Arrangers (or their affiliates), in their capacity as such and not as Lenders, in connection with the existing Revolving Commitments or to one or more arrangers (or their affiliates) of the Incremental Commitments shall be excluded from the determination of interest rate margin and (ii) the pricing applicable to any Incremental Term Facility shall be as determined by the Company and the Lenders providing such Incremental Term Facility, (d) the Incremental Term Loans shall not have amortization of more than 5% per annum of their original principal amount.
(h)Technical Amendments; Conflicting Provisions. The Company and the Administrative Agent shall be entitled, without consent of any other Lender (except Lenders participating in the relevant Incremental Term Facility), to enter into any technical amendments they shall reasonably deem necessary (including to the definition of “Pro Rata Share”) in order to add an Incremental Term Facility to this Agreement, including to add Incremental Term Loans as Obligations ranking pari passu and sharing pro rata with the Revolving Credit Facility, and to address the rights of Additional Lenders that have made Term Loans to vote on amendments, including all affected Lender votes as may be applicable. This Section 2.17 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
1.18Extensions of Maturity Date.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Company to all Lenders, any tranche of Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Commitments) and on the same terms to each such Lender, the Company, on behalf of the Borrowers, is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments) (each, an “Extension,” and each group of Commitments, as so extended, as well as the original Commitments not so extended, being a “tranche”; any Extended Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted; any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied:
(i)no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,
(ii)except as to interest rates, fees and the Maturity Date (which shall be determined by the Company and the Lenders that agree to such Extension Offer and set forth in the relevant Extension Offer), (a) the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Lender”) extended pursuant to an Extension (an “Extended Commitment”), and the related Loans and other outstandings thereunder, shall be a Commitment (or related Loans and other outstandings, as the case may be) with the same terms as the terms of any other non-extending tranche of Commitments (and related Loans and other outstandings) and (b) the Incremental Term Loans of any Extending Lender extended pursuant to an Extension (an “Extended Term Loan”), and the related outstandings thereunder, shall be a Loan (or other related outstandings, as the case may be) with the same terms as the terms of any other non-extending tranche of Loans (and other related outstandings); provided that, in each case (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related Loans and other outstandings) or Extended Term Loans (and other related outstandings), as applicable, (B) repayments required upon the Maturity Date of the non-extending Commitments or Loans, as applicable, and (C) repayment made in connection with a permanent repayment and termination of commitments or outstandings, as applicable (provided, however, that no Extended Commitment shall provide for mandatory commitment reductions prior to the Latest Maturity Date)) of Loans with respect to Extended Commitments or Extended Term Loans, as applicable, after the applicable Extension date shall be made on a pro rata basis with all other Commitments or Loans, as applicable, (2) subject to the provisions of Sections 2.03(l) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Extended Commitments with a later Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their respective Pro Rata Shares (and except as provided in Sections 2.03(l) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Loans with respect to, and termination of, Extended Commitments or Extended Term Loans, as applicable, after the applicable Extension date shall be made on a pro rata basis with all other Commitments or Loans, as applicable, except that the Borrowers shall be permitted to permanently repay and terminate Commitments or Loans, as applicable, of any such tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche and (4) assignments and participations of Extended Commitments, the Extended Revolving Loans and the Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Commitments and Loans, and (5) at no time shall there be Commitments or Loans hereunder that have more than 3 different maturity dates,
(iii) if the aggregate principal amount of Commitments or Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments or Loans, as applicable, offered to be extended by the Company pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,
(iv)all documentation in respect of such Extension shall be consistent with the foregoing, and
(v)any applicable Minimum Extension Condition shall be satisfied unless waived by Company.
(b)With respect to all Extensions consummated by the Company pursuant to this Section 2.18, such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.05, 2.06, 2.12 or 2.13, and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Company may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Company’s sole discretion and which may be waived by the Company) of Commitments or Loans, as applicable, of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, the payment of interest or fees in respect of any Extended Commitments or Extended Term Loans on the terms as may be set forth in the relevant Extension Offer).
(c)No consent of any Lender or the Administrative Agent (other than to the extent set forth in Section 11.07(b)) shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof) or one or more of its Loans (or a portion thereof) and (B) with respect to the ability to obtain Letters of Credit under any Extension of any tranche of Commitments or Loans, as applicable, the consent of the Administrative Agent and each L/C Issuer, which consent shall not be unreasonably withheld or delayed. All Extended Commitments and all Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu or junior basis with all other applicable Obligations under this Agreement and the other Loan Documents or which shall be unsecured, in each case as set forth in the Extension Offer. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Company as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company to effect the provisions of this Section 2.18, including in order to establish new tranches or sub-tranches in respect of Commitments or Loans so extended and such technical amendments as may be necessary or appropriate in connection therewith. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the latest Maturity Date in respect of the then-existing Revolving Commitments shall be re-allocated from Lenders holding Revolving Commitments thereunder to Lenders holding Extended Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.
(d)In connection with any Extension, the Company shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.
(e)Conflicting Provisions. This Section 2.18 shall supersede any provisions in Section 2.05, 2.06, 2.12, 2.13 or 11.01 to the contrary.
1.19Refinancing Amendments.
(a)The Company may, by written notice to the Administrative Agent from time to time, request Indebtedness in exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Incremental Term Loans or existing Revolving Loans (or unused Revolving Commitments), or any then-existing Refinancing Term Loans or Refinancing Revolving Commitments (solely for purposes of this Section 2.19, “Refinanced Debt”) in the form of (i) Refinancing Term Loans in respect of all or any portion of any Class of Term Loans then outstanding under this Agreement or (ii) Refinancing Revolving Commitments in respect of all or any portion of any Revolving Loans (and the unused Revolving Commitments with respect to such Revolving Loans) then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment (such Indebtedness, “Refinancing Facility”). Each written notice to the Administrative Agent requesting a Refinancing Amendment shall set forth (i) the amount of the Refinancing Term Loans or Refinancing Revolving Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000) and (ii) the date on which such Refinancing Term Loans or Refinancing Revolving Commitments are requested to become effective (which shall not be less than three Business Days (or such shorter period as the Administrative Agent may reasonably agree) after the date of such notice). The Company shall seek a Refinancing Facility from existing Lenders on a pro rata basis (each of which shall be entitled to agree or decline to participate in its sole discretion) and to the extent not accepted by existing Lenders, may invite any Person that is an Eligible Assignee (each such Person that is not an existing Lender and that agrees to provide any portion of the Refinancing Facility pursuant to a Refinancing Amendment in accordance with this Section 2.19, an “Additional Lender”).
(b)Notwithstanding the foregoing, the effectiveness of any Refinancing Amendment shall be subject to (i) on the date of effectiveness thereof, no Event of Default shall have occurred and be continuing or shall be caused thereby, (ii) the terms of the applicable Refinancing Facility shall comply with Section 2.19(c), (iii) before and after giving effect to the incurrence of any Refinancing Facility, each of the conditions set forth in Section 5.02 shall be satisfied and (iv) except as otherwise specified in the applicable Refinancing Amendment, the Administrative Agent shall have received (with sufficient copies for each of the Refinancing Term Loan Lenders and Refinancing Revolving Lenders, as applicable) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Restatement Effective Date under Section 5.01.
(c)The terms and provisions of any Refinancing Facility incurred pursuant to any Refinancing Amendment shall be, except as otherwise set forth herein or in the Refinancing Amendment and reasonably acceptable to the Administrative Agent, taken as a whole, determined by the Company, no more favorable to the Lenders providing such Indebtedness than those applicable to the applicable Refinanced Debt (other than any provisions which apply only to periods after the maturity date of the Refinanced Debt); provided that (i) such Refinancing Facility shall have (A) a maturity date no earlier than the maturity date of the applicable Refinanced Debt and (B) a weighted average life equal to or greater than that of the Refinanced Debt, (ii) there shall be no scheduled amortization of such Refinancing Facility consisting of Refinancing Revolving Commitments and the scheduled termination date of such Refinancing Revolving Commitments shall not be earlier than the scheduled termination date of the Refinanced Debt, (iii) such Refinancing Facility will rank pari passu or junior in right of payment and of security with the other Obligations hereunder (and, if applicable, be subject to an Intercreditor Agreement) or be unsecured, (iv) such Refinancing Facility shall be guaranteed by the Guarantee, (v) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to such Refinancing Facility shall be determined by the Company and the Lenders providing such Refinancing Facility, (vi) such Refinancing Facility (including, if such Indebtedness includes any Refinancing Revolving Commitments, the unused portion of such Refinancing Revolving Commitments) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and fees and expenses associated with the refinancing, and the aggregate unused Refinancing Revolving Commitments shall not exceed the unused Revolving Commitments being replaced and (vii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Facility in accordance with the provisions of Section 2.13; provided, further, that to the extent that such Refinancing Facility consists of Refinancing Revolving Commitments, the Revolving Commitments being refinanced by such Refinancing Facility shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Refinancing Facility is issued, incurred or obtained.
(d)In connection with any Refinancing Facility pursuant to this Section 2.19, the Company, the Administrative Agent and each applicable Lender or Additional Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Facility. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent reasonably necessary to reflect the existence and terms of the Refinancing Facility incurred pursuant thereto. The Company and the Administrative Agent shall be entitled, without consent of any other Lender (except Lenders participating in the relevant Refinancing Facility), to enter into any technical amendments they shall reasonably deem necessary (including to the definition of “Pro Rata Share”) in order to add a Refinancing Facility to this Agreement, including to add Refinancing Loans as Obligations ranking pari passu and sharing pro rata with the Revolving Credit Facility, and to address the rights of Lenders to vote on amendments, including all affected Lender votes as may be applicable. This Section 2.19 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
Article III

TAXES, YIELD PROTECTION AND ILLEGALITY
1.01Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the respective Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws (as determined in the good faith discretion of an applicable withholding agent) require any Loan Party or the Administrative Agent to withhold or deduct any Tax, then (A) such Loan Party or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding, (B) such Loan Party or the Administrative Agent, as applicable, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased by additional amounts so that after such deduction or withholding has been made (including such deduction and withholding applicable to additional amounts payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c)Tax Indemnifications.
(i)Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, severally (in the case of each Designated Borrower) and jointly and severally, in the case of the Domestic Loan Parties, indemnify, each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be withheld or deducted from a payment to such Recipient or payable or paid by the Recipient, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, or with respect to amounts payable under subsection (a) above, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to a Loan Party by a Lender or L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.
(ii)Without limiting the provisions of subsection (a) or (b) above, if any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments to or for the account of any Lender or L/C Issuer, such Lender or L/C Issuer, as the case may be, shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)Evidence of Payments. Upon request by a Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws and at the time or times when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Loan Parties hereunder or under any other Loan Document are subject to Taxes or information reporting, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or any other Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)each Foreign Lender, to the extent legally entitled to do so, shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II)executed originals of Internal Revenue Service Form W-8ECI,
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. If any Lender requires a Borrower to pay any additional amounts to any Lender or Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to re-designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment would (i) eliminate or reduce amounts payable pursuant to Section 3.01 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it in the judgment of such Lender.

(E)If a payment made to a Lender hereunder or under any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company or the Administrative Agent, as applicable, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, as applicable, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent, as applicable, as may be necessary for the Company or the Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this section, “FATCA” shall include any amendments made to FATCA.
(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the applicable Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Recipient be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or L/C Issuer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Obligations and the repayment, satisfaction or discharge of all obligations under any Loan Document.
1.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or, if applicable, any Alternative Currency, in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue the Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (or cause the applicable Designated Borrower to prepay) or, if applicable, convert all Eurocurrency Rate Loans in the affected currency or currencies of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such the Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Company shall also pay (or cause the applicable Designated Borrower to pay) accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or subject such Lender to any unreimbursed cost or expense.
1.03Inability to Determine Rates.
(a)If the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for the applicable currency for the applicable amount and Interest Period of the Eurocurrency Rate Loan, as the case may be, (ii)(x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, as the case may be, or in connection with an existing or proposed Base Rate Loan, and (y) the circumstances described in clause (c)(i) below do not apply (in each case with respect to clauses (i) and (ii) above, “Impacted Loans”) or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, as the case may be does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Company and all Lenders. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans, as the case may be, in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent or the Required Lenders revoke such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, as the case may be in the affected currency or currencies or, failing that, solely with respect to Loans to be made in Dollars, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
(b)Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) or (a)(ii) above, the Administrative Agent and the Company may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) or (a)(ii) above, (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.
(c)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including without limitation because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(iii)syndicated revolving facilities currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
1.04Increased Cost and Reduced Return; Capital Adequacy.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority and/or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;
(ii)subject the Administrative Agent, any Lender, any L/C Issuer or other recipient of any payment hereunder to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or on its deposits, liquidity, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes); or
(iii)result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
(iv)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (in each case, excluding Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such

Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time, upon the written request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay), subject to Section 3.04(c), to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered. Each L/C Issuer and each Lender agrees that, in the event that it submits any demand for payment under this Section 3.04(b) it shall, as part of making such demand, have made a good faith determination (which determination shall be conclusive) that it is concurrently making similar demands of other (but not necessarily all) customers similarly situated.
(c)Certificates for Reimbursement. Any Lender or L/C Issuer claiming compensation pursuant to subsection (a) or (b) of this Section shall deliver to the Company a certificate setting forth a reasonably detailed calculation of the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, and the basis for such compensation as specified in subsection (a) or (b) of this Section, which certificate shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Reserves on Eurocurrency Rate Loans. The Company (and each Designated Borrower with respect to Loans made to it) shall pay to each Lender, to the extent not already reflected in the Eurocurrency Rate, (i) so long as such Lender shall be required to maintain reserves (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal points) equal to the actual costs allocated to such Commitment or such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which, in each case, shall be due and payable on each date on which interest is payable on such Loan; provided, the Company shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.
1.05Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) to the Company from time to time, which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, the Company shall promptly compensate (or cause the applicable Designated Borrower to promptly compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Company (or applicable Designated Borrower);
(c)any failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
(d)any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.16;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits) or from the performance of any foreign exchange contracts. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate, as applicable, used in determining the Eurocurrency Rate, as applicable, for such Loan by a matching deposit or other borrowing in the offshore interbank eurocurrency market for such currency for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.
1.06Matters Applicable to all Requests for Compensation.
(a)A certificate of the Administrative Agent, any Lender or any L/C Issuer claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error and the Company shall pay (or cause the applicable Designated Borrower to pay) the Administrative Agent, such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Company may replace such Lender in accordance with Section 11.16.
1.07Survival. All of the Borrowers obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
Article IV

GUARANTY
1.01The Guaranty. Each of the Guarantors (other than the Company) hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank and the Administrative Agent, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. Each of the Guarantors (other than the Company) hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors (other than the Company) will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.
The Company hereby guarantees to each Lender, each Swap Bank, each Treasury Management Bank and the Administrative Agent, as primary obligor and not as surety, the prompt payment and performance of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Company hereby further agrees that if any of the Foreign Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Foreign Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents (other than the Company) shall be limited to an aggregate amount equal to the largest amount that would not render such obligations voidable or subject to avoidance under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable Debtor Relief Law or any comparable provisions of any applicable state law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Guarantor under Section 4.06.
1.02Obligations Unconditional. The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected or shall be released;
(e)any defense, set-off or counterclaim which may at any time be available to or be asserted by any Loan Party against the Lender, each Swap Bank, each Treasury Management Bank, the Administrative Agent; or
(f)any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, or such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
1.03Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, all as though such payment had not been made, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
1.04Certain Additional Waivers. Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against any Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit (x) action being taken against any Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Obligations or (y) foreclosure on any security or collateral interests relating hereto or thereto, or the exercise of any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
1.05Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
1.06Rights of Contribution. Subject to Section 2.16(b), the Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
1.07Guarantee of Payment; Continuing Guarantee. The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
1.08Keepwell. Subject to Section 2.16(b), each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations that would otherwise constitute Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.08, or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. Each Qualified ECP Guarantor intends that this Section 4.08 constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Article V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
1.01Conditions of Effectiveness. This Agreement, as amended and restated pursuant to the Amendment and Restatement Agreement, shall become effective upon the satisfaction of the following conditions precedent:
(a)Amendment and Restatement Agreement. Satisfaction of each of the conditions precedent to effectiveness set forth in clauses (a), (b), (d) and (e) of Section 3 of the Amendment and Restatement Agreement.
(b)Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel, addressed to the Administrative Agent and each Lender, dated as of the Restatement Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent.
(c)No Material Adverse Change. There shall not have occurred since December 31, 2017, any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(d)Litigation. There shall not exist any action, suit, investigation or proceeding pending in any court or before an arbitrator or Governmental Authority or threatened in writing that would reasonably be expected to have a Material Adverse Effect.
(e)Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Restatement Effective Date and in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Restatement Effective Date;
(ii)such certificates of resolutions or other actions, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
(iii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state of its principal place of business.
(f)Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:
(i)searches of Uniform Commercial Code filings in the jurisdiction of formation of each Domestic Loan Party, and each other jurisdiction deemed appropriate by the Administrative Agent and copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;
(ii)UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral of each such Domestic Loan Party under the UCC of each applicable jurisdiction;
(iii)to the extent not previously delivered to and in the possession of the Administrative Agent as of the Restatement Effective Date, all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation or organization of such Person);
(iv)searches of ownership of, and Liens on, intellectual property of each Domestic Loan Party in the appropriate governmental offices;
(v)to the extent that the Administrative Agent’s security interest in the intellectual property constituting Collateral of any Domestic Loan Party is not perfected as of the Restatement Effective Date by filings with the United States Patent and Trademark Office or the United States Copyright Office, duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property constituting Collateral of the Domestic Loan Parties; and
(vi)to the extent that there shall be any Material Real Property as of the Restatement Effective Date, if any such property is determined by the Administrative Agent to be in a flood zone, a flood notification form signed by the Company.
(g)Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Domestic Loan Parties evidencing liability, casualty and flood insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.
(h)Attorney Costs. Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Restatement Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
(i)Fees. Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of any fees and expenses required to be paid in connection with this Agreement and the other Loan Documents on or before the Restatement Effective Date.
(j)[Reserved.]
(k)Senior Notes. The incurrence by the Company and its Restricted Subsidiaries that are Guarantors of the Indebtedness and Liens contemplated by this Agreement shall not be prohibited by the 2018 Senior Convertible Note Documents.
(l)Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Company certifying that (i) the conditions specified in Sections 5.01(c), (d) and (k) and Sections 5.02(a) and (b) have been satisfied, (ii) the Company (after giving effect to the transactions contemplated by this Agreement, including any Borrowings on the Restatement Effective Date) is Solvent and (iii) the Company and its Subsidiaries (after giving effect to transactions contemplated by this Agreement, including any Borrowings on the Restatement Effective Date) are Solvent on a consolidated basis.
(m)[Reserved.]
(n)“Know Your Customer” Documentation. The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have received at least 3 business days prior to the Restatement Effective Date (i) all documentation and other information as has been reasonably requested in writing at least 10 business days prior to the Restatement Effective Date by the Administrative Agent, the Joint Lead Arrangers or the Lenders that they reasonably determine is required by regulatory authorities about the Company and the Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) if any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership (a “Beneficial Ownership Certification”) of such Borrower as has been reasonably requested in writing by the Administrative Agent, a Joint Lead Arranger or a Lender at least 10 business days prior to the Restatement Effective Date that they reasonably determine is required by regulatory authorities under the Beneficial Ownership Regulation.
    Without limiting the generality of the provisions of Section 10.04(b), for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed the Amendment and Restatement Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
1.02Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
(a)The representations and warranties of the Company and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, be true and correct in all material respects, in each case, on and as of the date of such Credit Extension (or, in the case of a Borrowing (other than under any Incremental Term Facility) the proceeds of which will be used to finance a Limited Condition Acquisition, (x) at the time of signing of the relevant acquisition or similar agreement and (y) except as set forth in clause (2) of the proviso below, at the time of the Borrowing in respect thereof), except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall (A) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, be true and correct and (B) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, be true and correct in all material respects, in each case, as of such earlier date, and except that for purposes of this Section 5.02, after financial statements have been delivered pursuant to Section 7.01(a) or (b), the representations and warranties contained in subsections (a), (b) and (f) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), as applicable, of Section 7.01; provided that, (1) in the case of any Incremental Term Facility the proceeds of which will be used to finance a Limited Condition Acquisition, the representations and warranties shall be limited to (i) the representation and warranty that the Loans incurred pursuant to this Agreement are senior Indebtedness of the Company and (ii) the Specified Representations and (2) in the case of any other Borrowing (other than under any Incremental Term Facility) the proceeds of which are used to finance a Limited Condition Acquisition that closes on or before the date that is thirty (30) days after the signing of the acquisition or similar agreement in respect thereof, the only representations and warranties the accuracy of which shall be a condition to Borrowings to finance such Limited Condition Acquisition within such 30-day period shall be limited to (i) the representation and warranty that the Loans incurred pursuant to this Agreement are senior Indebtedness of the Company, (ii) the Specified Representations and (iii) such of the representations made by the target on the closing date of such Limited Condition Acquisition in the acquisition or similar agreement in respect of such Limited Condition Acquisition as are material to the interests of the Lenders, but only to the extent that the applicable Borrower (or its affiliates) has the right to terminate (or not perform) its obligations under such acquisition or similar agreement as a result of an inaccuracy of such representations in such acquisition or similar agreement.
(b)No Default shall exist, or would result from such proposed Credit Extension; provided, that (x) in the case of a Borrowing under any Incremental Term Facility the proceeds of which will be used to finance a Limited Condition Acquisition, such condition in this clause (b) shall be limited to no Default or Event of Default under Section 9.01(a), (f) or (g) and (y) in the case of any other Borrowing (other than a Borrowing under any Incremental Term Facility) the proceeds of which will be used to finance a Limited Condition Acquisition, such condition in this clause (b) shall be as follows: (1) no Default shall exist or would result from such proposed Credit Extension at the time of the signing of the relevant acquisition or similar agreement or, except as provided in the following clause (2), at the time of funding of the relevant Borrowing (other than a Borrowing under any Incremental Term Facility) and (2) in the case of any Borrowing (other than a Borrowing under any Incremental Term Facility) the proceeds of which are used to finance a Limited Condition Acquisition that closes on or before the date that is thirty (30) days after the signing of the acquisition or similar agreement in respect thereof, no Default or Event of Default under Section 9.01(a), (f) or (g) shall exist or result therefrom at the time of such Borrowing.
(c)[Reserved].
(d)There shall not have been commenced against the Company or any Restricted Subsidiary an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.
(e)The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(f)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
(g)In the case of a Credit Extension to be made to a Designated Borrower, (i) such Credit Extension shall not cause the amount of Indebtedness of all Foreign Subsidiaries to exceed the Designated Borrower Sublimit or (ii) to the extent the Administrative Agent and/or the Lenders or L/C Issuers, as applicable, have imposed a limit on the Dollar Equivalent amount of Loans or Letters of Credit, as the case may be, with respect to any Alternative Currency, the Outstanding Amount of all Revolving Loans, all Incremental Loans, all Swing Line Loans and all L/C Obligations, in each case, denominated in such Alternative Currency to exceed such limit.
(h)In the case of a Credit Extension to be made to a Designated Borrower no Designated Borrower Representation Default shall exist or result from such Credit Extension.
(i)The incurrence by the Company and its Restricted Subsidiaries of the Indebtedness contemplated by the proposed Credit Extension (and any Liens securing such Indebtedness) shall not be prohibited by the 2018 Senior Convertible Note Documents.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Section 5.02 have been satisfied on and as of the date of the applicable Credit Extension.
Article VI

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
1.01Existence, Qualification and Power. Each Loan Party (a)(i) is duly organized or formed and validly existing and (ii) as applicable, is in good standing, in each case, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(ii) (only in the case of a Loan Party that is not a Borrower), (b)(i) or (c), to the extent that failure to be, or to do so, as applicable, could not reasonably be expected to have a Material Adverse Effect.
1.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its Property is subject; (c) result in the creation of any Lien under any Contractual Obligation (other than under a Loan Document) to which such Person is a party; or (d) violate any Law (including Regulation U or Regulation X); except in each case referred to in clauses (b), (c) and (d) of this Section 6.02, to the extent such conflict, breach, contravention, creation, payment or violation could not reasonably be expected to have a Material Adverse Effect.

1.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents, (iii) filings with the SEC after the Restatement Effective Date under Section 13 or 15(d) of the Securities Exchange Act of 1934 and (iv) to the extent the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect.
1.04Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
1.05Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.
(b)The unaudited consolidated balance sheet of the Company and its Subsidiaries dated September 30, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) to the extent required by GAAP, show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
(c)From the date of the Audited Financial Statements to and including the Restatement Effective Date, there has been no Disposition by the Company or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of the Company and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Restatement Effective Date.
(d)The Restatement Effective Date Projections are based upon assumptions that were reasonable in light of the conditions existing at the time of delivery to the Administrative Agent thereof, it being understood that projections, forecasts and other forward looking information are subject to significant contingencies and uncertainties, many of which are beyond the control of the Company and that no assurance can be given that such projections and forecasts will not change or be realized.
(e)The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of such date and for such periods.

(f)Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
1.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) is reasonably likely to be determined adversely to the Company or any of its Restricted Subsidiaries and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
1.07[Reserved].
1.08Ownership of Property; Liens. Each of the Company and its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Company and its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.
1.09Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:
(a)Each of the Loan Parties, their Subsidiaries and the Facilities and their respective operations are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Loan Parties, their Subsidiaries and the Facilities or the Businesses, and there are no conditions relating to the Loan Parties, their Subsidiaries and the Facilities or the Businesses that could give rise to liability under or relating to any applicable Environmental Laws.
(b)None of the current or former Facilities contains, or has previously contained, any Hazardous Materials at, on or under such Facilities in a manner, amount or concentration that constitutes or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c)No Loan Party nor any of its Subsidiaries has received any written or verbal notice of, or inquiry from any Governmental Authority or third party regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)Hazardous Materials have not been transported or disposed of from any of the current or former Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any of its Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(e)No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under or relating to any Environmental Law with respect to any Loan Party, any of its Subsidiaries, the Facilities or the Businesses.
(f)There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any of its Subsidiaries in connection with the current or former Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

1.10Insurance. The properties of the Company and its Restricted Subsidiaries are either self-insured or insured with reputable insurance companies not Affiliates of the Company, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Restatement Effective Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.
1.11Taxes. The Company and its Subsidiaries have filed all United States federal, state and other material tax returns and reports required to be filed, and have paid all United States federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization). To the knowledge of the Company, there is no proposed tax assessment against the Company or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.
1.12Employee Benefit Plans.
(a)Each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and the regulations and published interpretations thereunder, except to the extent that any such noncompliance would not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter has been filed with the IRS with respect thereto and, to the knowledge of the Loan Parties, no facts or circumstances have occurred subsequent to the issuance of any such determination letter which would cause such Plan to lose its qualified status. Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and, to the knowledge of each Loan Party, each ERISA Affiliate of each Loan Party has made all required contributions to each Plan subject to Section 412 or Section 430 of the Internal Revenue Code, and no application for a minimum funding waiver or an extension of any amortization period pursuant to Section 412 or Section 430 of the Internal Revenue Code has been made with respect to any Plan.
(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event or Canadian Pension Plan Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than plan termination insurance premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.
1.13Subsidiaries. Set forth on Schedule 6.13 is a complete and accurate list as of the Restatement Effective Date of each Subsidiary of the Company, together with (i) number of shares of each class of Capital Stock outstanding, (ii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Company or any Subsidiary and (iii) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable.

1.14Margin Regulations; Investment Company Act.
(a)No part of the proceeds of any Credit Extension will be used by the Company or any of its Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.
(b)Neither the Company nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
1.15Disclosure. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Administrative Agent and the Lenders that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results and the differences may be material).
1.16Compliance with Laws. Each of the Company and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
1.17Sanctions. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction, in violation of Sanctions. The Company and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions in all material respects and have instituted and maintained policies and procedures designed to achieve compliance with such laws.
1.18Anti-Corruption Laws. Each Loan Party and its respective Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions that are applicable to such Loan Party or such Subsidiary and have instituted and maintained policies and procedures designed to achieve compliance with such laws.
1.19Intellectual Property; Licenses, Etc. The Company and its Restricted Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.19 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Domestic Loan Party as of the Restatement Effective Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Domestic Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Domestic Loan Parties, the use of any IP Rights by the Company or any Restricted Subsidiary or the granting of a right or a license in respect of any IP Rights from the Company or any Restricted Subsidiary does not infringe on the rights of any Person. As of the Restatement Effective Date, none of the IP Rights owned by any of the Domestic Loan Parties is subject to any material licensing agreement or similar arrangement except as set forth on Schedule 6.19.

1.20Solvency. The Loan Parties are Solvent on a consolidated basis.
1.21Perfection of Security Interests in the Collateral. The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
1.22Business Locations.
(a)Set forth on Schedule 6.20(a) is a list of all Real Property located in the United States that is owned or leased by the Loan Parties as of the Restatement Effective Date.
(b)Set forth on Schedule 6.20(b) is a list of all locations in the United States where any tangible personal property of any Loan Party is located as of the Restatement Effective Date (other than (x) those locations set forth on Schedule 6.20(a) and (y) with respect to tangible personal property in transit or at job sites).
(c)Set forth on Schedule 6.20(c) is the location of the chief executive office, U.S. tax payer identification number and state organizational identification number of each Domestic Loan Party as of the Restatement Effective Date.
(d)The exact legal name and state of formation of each Domestic Loan Party as of the Restatement Effective Date is as set forth on the signature pages to the Amendment and Restatement Agreement.
(e)Except as set forth on Schedule 6.20(e), no Person that is a Domestic Loan Party on the Restatement Effective Date has during the five years preceding the Restatement Effective Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.
1.23[Reserved].
1.24Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any Restricted Subsidiary as of the Restatement Effective Date and neither the Company nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty in the five years preceding the Restatement Effective Date.
1.25Designated Borrowers
(a)Each Designated Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Designated Borrower, the “Applicable Designated Borrower Documents”), and the execution, delivery and performance by such Designated Borrower of the Applicable Designated Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. No Designated Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Designated Borrower is organized and existing in respect of its obligations under the Applicable Designated Borrower Documents.
(b)The Applicable Designated Borrower Documents are in proper legal form under the Laws of the jurisdiction in which each Designated Borrower is organized and existing for the enforcement thereof against such Designated Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Borrower Documents that the Applicable Designated Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which the applicable Designated Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Designated Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization, including without limitation, financing statements or other registrations under the PPSA Canada, as has been made or is not required to be made until the Applicable Designated Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)There is no material tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Designated Borrower is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Designated Borrower Documents, (ii) on any payment to be made by such Designated Borrower pursuant to the Applicable Designated Borrower Documents or (iii) on or by virtue of the execution or delivery of the documents required to be furnished under Section 3.01(e), except (x) as has been disclosed to the Administrative Agent or (y) nominal amounts with respect to which none of the Administrative Agent, the Swing Line Lender, any L/C Issuer or any Lender has any liability or responsibility.
(d)The execution, delivery and performance of the Applicable Designated Borrower Documents executed by each Designated Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
(e)Each Designated Borrower that is organized or incorporated in Canada is Solvent.
(f)No Designated Borrower that is organized or incorporated in Australia, (i) is (or has stated that it is) insolvent under administration or insolvent (each as defined in the Australian Corporations Act); (ii) is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller (as defined in the Australian Corporations Act) appointed to any of its property; (iii) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while Solvent on terms approved by the Administrative Agent); (iv) has had an application or order made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of clauses (i), (ii) or (iii) above (and in the case of an application or similar action, it is not stayed, withdrawn or dismissed within 21 days); (v) is taken (under Section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand; (vi) is the subject of an event described in Section 459C(2) or Section 585 of the Australian Corporations Act (or it makes a statement from which the Administrative Agent reasonably deduces it is so subject); (vii) intends to, or will permit any of its Restricted Subsidiaries to, or believes that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary; or (viii) has contravened or will contravene section 208 or section 209 (related party benefits) of the Australian Corporations Act by entering into any Loan Document or participating in any transaction in connection with a Loan Document.
Article VII

AFFIRMATIVE COVENANTS
So long as Full Satisfaction has not occurred, the Loan Parties shall and shall cause each Subsidiary to (as applicable):

1.01Financial Statements. Deliver to the Administrative Agent a number of copies for delivery to each Lender of the following, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Company and reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
1.02Certificates; Other Information. Deliver to the Administrative Agent (which shall promptly deliver copies thereof to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants reporting on such financial statements and stating that in performing their audit nothing came to their attention that caused them to believe that the Company had failed to comply with the Financial Covenant, except as specified in such certificate;
(b)concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company and stating whether or not the financial statements have been filed with the Securities and Exchange Commission and are available on the EDGAR site at www.sec.gov;
(c)not more than five (5) days after approval by the Company’s board of directors, the annual business plan and budget of the Company and its Subsidiaries containing, among other things, projected financial statements for each quarter of the next fiscal year, beginning with the fiscal year ending December 31, 2018;
(d)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Restricted Subsidiary, or any audit of any of them;
(e)promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Company or any Restricted Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any other Governmental Authority responsible for environmental matters, the United States Occupational Health and Safety Administration, or other Governmental Authority responsible for health and safety matters, or any successor Governmental Authorities concerning environmental, health or safety matters;
(f)promptly, such additional information (including consolidating financial statements) regarding the business, financial or corporate affairs of the Company or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;
(g)concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of a Responsible Officer of the Company listing all registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Domestic Loan Party and all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Domestic Loan Party, in each case since the date of the last such certificate (or, if it is the first such certificate, the Restatement Effective Date);
(h)concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of a Responsible Officer of the Company attaching the insurance binder or other evidence of insurance for any insurance coverage of the Company or any Restricted Subsidiary that was renewed, replaced or modified during the period covered by such financial statements; and
(i)if (A) any new Cash Pooling Documents have been executed or (B) any Cash Pooling Documents have been amended, modified or supplemented in any manner adverse in any material respect to the Lenders, or in any manner that reflects a change to the applicable Cash Pooling Agent or any Cash Pooling Customer party thereto, in each case under clauses (A) and (B), since the delivery of the financial statements referred to in Section 7.01(a) and (b) for the prior fiscal period, a copy of each such new Cash Pooling Document or of such amendments, modification or supplements to each such Cash Pooling Document, as applicable.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such information is filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or (iii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its Affiliates or their respective securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”
1.03Notices. Promptly after a Responsible Officer of the Company has obtained knowledge thereof notify the Administrative Agent of:
(a)the occurrence of any Default;
(b)any matter (including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any of its Restricted Subsidiaries, including pursuant to any applicable Environmental Laws) that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event or Canadian Pension Plan Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)any material change in accounting policies or financial reporting practices by the Company or any of its Restricted Subsidiaries; and
(e)upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 6.09 to be untrue in any material respect, the Loan Parties will furnish or cause to be furnished to the Administrative Agent, at the Loan Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials and as to the compliance by the Company or any of its Restricted Subsidiaries with Environmental Laws at the Facilities. If the Loan Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Loan Parties and their Subsidiaries hereby grant to the Administrative Agent and its representatives access to the Facilities to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Loan Parties on demand and added to the obligations secured by the Collateral Documents.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity the events and circumstances giving rise to the applicable Default.
1.04Payment of Material Taxes. Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP (or, in the case of Foreign Subsidiaries generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) are being maintained by the Company or such Restricted Subsidiary.
1.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
(b)Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 and, with respect to Restricted Subsidiaries of the Company other than any Designated Borrower, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)Maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(d)Preserve or renew all of its registered patents, trademarks, trade names and service marks that are necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
(e)Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which such Person is organized and existing, in each case that are required for the execution, delivery, performance and enforceability of the Loan Documents, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.06Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted, and make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.07Maintenance of Insurance. Maintain insurance (subject to customary deductibles and retentions) with reputable insurance companies not Affiliates of the Company or maintain a self-insurance program, with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business operating in the same or similar jurisdictions, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance other than self-insurance providing coverage in respect of any Collateral located in the United States of America, and the Company and each Loan Party shall use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice (ten (10) days in the case of non-payment) (or such lesser notice period as the Administrative Agent may agree) before any such policy or policies shall be altered or canceled (or such lesser amount as the Administrative Agent may agree). If at any time the area in which any portion of the Real Property owned by any Loan Party in the United States of America is located in an area designated as (i) a “flood hazard area” by the Federal Emergency Management Agency (or any successor agency) and for which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), the applicable Loan Party shall obtain and maintain flood insurance in such total amount sufficient to comply with the National Flood Insurance Act of 1968, as amended, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require.
1.08Compliance with Laws; Anti-Corruption Laws.
(a)Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b)Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable similar anti-corruption Laws in other jurisdictions and applicable Sanctions, and maintain policies and procedures designed to achieve compliance with such laws.
1.09Books and Records.
(a)Maintain proper books of record and account with entries that are full, true and correct in all material respects in conformity with GAAP (or, in the case of Foreign Subsidiaries that are Restricted Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Restricted Subsidiary, as the case may be; and
(b)maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.
1.10Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (provided that with respect to any leased property, such inspection shall not violate the terms of the applicable lease), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that (i) if no Event of Default exists, (x) the Company shall not be obligated to reimburse the expenses associated with more than one visit and inspection per calendar year, and (y) there shall be not more than one visit and inspection per fiscal year in the aggregate for the Administrative Agent and the Lenders; provided that in the case of this subclause (i), the Company may be present during any such visits, discussions and inspections; and (ii) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
1.11Use of Proceeds. Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other general corporate purposes, (b) to repay, redeem or repurchase existing Indebtedness of the Company and its Restricted Subsidiaries (including Indebtedness, if any, under the Existing Credit Agreement), and (c) to finance Permitted Acquisitions; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
1.12Additional Subsidiaries. Within thirty (30) days (or such longer period agreed to by the Administrative Agent in its sole discretion) after the Company’s delivery pursuant to Section 7.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which (A) an acquisition or formation of any Wholly Owned Subsidiary that is a Domestic Subsidiary (including, without limitation, upon the formation of any Domestic Subsidiary that is a Delaware Divided LLC) or a first-tier Foreign Subsidiary occurs, (B) a Joint Venture becomes a Wholly Owned Subsidiary, (C) a Person otherwise ceases to be an Excluded Subsidiary and (D) a designation in accordance with Section 7.17 of an Unrestricted Subsidiary as a Restricted Subsidiary occurs:
(a)notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Company or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and
(b)if such Subsidiary is a Domestic Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(e) and (f) and, if requested by the Administrative Agent, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this paragraph (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
The Administrative Agent and the Lenders acknowledge and agree that FTI Capital Advisors, LLC, a Subsidiary of the Company, shall not be subject to the requirements of clause (b) above.
Notwithstanding anything herein to the contrary, if any Subsidiary that is not a Guarantor (including any Excluded Subsidiary) provides a Guarantee in respect of any of the 2018 Senior Convertible Notes, the Company shall cause such Subsidiary to, concurrent with providing the Guarantee in respect of such Indebtedness, (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(e) and (f) and favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this paragraph), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that such Subsidiary shall not be required to comply with clause (i) or (ii) if the Administrative Agent and the Company determine that the cost or burden or other consequences (including Tax consequences) of compliance therewith is excessive in relation to the practical benefit afforded thereby.
With respect to any Foreign Subsidiary that is a Guarantor, if such Foreign Subsidiary is released from its Guarantees with respect to the 2018 Senior Convertible Notes, then upon delivery to the Administrative Agent of evidence of such releases and so long as no Default then exists, the Administrative Agent shall execute such documents as the Company may reasonably request to release such Foreign Subsidiary from its Guarantee of the Obligations.
1.13Employee Benefits. Except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following:(a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and the regulations and published interpretations thereunder; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 or Section 430 of the Internal Revenue Code.
1.14Pledged Assets; Further Assurances.
(a)Each Loan Party will (i) cause all of its Material Real Property and personal Property (other than Excluded Property and, as to Capital Stock of FSHCOs and CFCs, subject to the limitations set forth herein on pledges of Capital Stock of FSHCOs and CFCs) to be subject at all times to first priority, perfected and, in the case of owned Real Property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Restatement Effective Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, certified resolutions and other organizational and authorizing documents of such Person, favorable customary opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Sections 5.01(e) and (f), all in form, content and scope reasonably satisfactory to the Administrative Agent. Without limiting the generality of the above, the Loan Parties will cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary that is a Restricted Subsidiary and each Foreign Subsidiary that is a Restricted Subsidiary (other than a CFC or a FSHCO, or a Subsidiary of a CFC or a FSHCO) and (b) 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg.

Section 1.956-2(c) (2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c) (2)) in each FSHCO and each CFC directly owned by any Domestic Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.
(b)The Loan Parties will, promptly upon request by the Administrative Agent, or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent (for the benefit of the Lenders) the rights granted or now or hereafter intended to be granted to the Administrative Agent (for the benefit of the Lenders) under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.
(c)Notwithstanding anything to the contrary herein or in any Loan Document, (x) no CFC or FSHCO shall be a Guarantor with respect to any Obligation of a Domestic Loan Party, (y) no foreign law-governed Loan Documents shall be required to be executed or delivered hereunder and (z) no Loan Party shall be required to perfect any Liens in any jurisdiction other than the United States and any political subdivision thereof.
(d)Upon a Collateral Reinstatement Event, each Loan Party shall grant the Administrative Agent a Lien on the Collateral in accordance with the Additional Collateral Requirements.
(e)Notwithstanding anything contained in this Agreement to the contrary, no mortgage shall be executed and delivered with respect to any Real Property unless and until each Lender (i) has received, at least twenty (20) Business Days prior to such execution and delivery, a life of loan flood zone determination and such other documents as a Lender may reasonably request to complete its flood insurance due diligence and (ii) has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.
1.15Designation as Senior Debt. Designate all Obligations as “designated senior debt” (or any similar designation) under any Subordinated Seller Indebtedness.
1.16[Reserved].
1.17Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary of the Company as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (1) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such designation, the Company shall be in compliance, on a Pro Forma Basis, with the Financial Covenant and (3) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the 2018 Senior Convertible Note Documents or any other Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount. The designation of any Subsidiary as an Unrestricted Subsidiary after the Restatement Effective Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Company in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Company’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.
Article VIII

NEGATIVE COVENANTS
So long as Full Satisfaction has not occurred, no Loan Party shall, or permit any Restricted Subsidiary to, directly or indirectly:
1.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the Restatement Effective Date and listed on Schedule 8.01 and any renewals, replacements or extensions thereof; provided that the Property covered thereby is not increased and any renewal, replacement or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
(c)(i) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) and (ii) Liens pursuant to the terms and conditions of any contracts between the Company or any Restricted Subsidiary and any U.S. or foreign governmental agency or authority;
(d)statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other like Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not overdue for more than ninety (90) days or, if overdue for more than ninety (90) days are (i) unfiled and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization) have been established;
(e)Liens incurred or pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security or employment legislation, laws or regulations, other than any Lien imposed by ERISA or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);
(f)deposits to secure the performance of bids, tenders, government contracts trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), stay bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances effecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not in excess of the Threshold Amount, unless any such judgment remains undischarged for a period of more than thirty (30) consecutive days during which execution is not effectively stayed (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover);
(i)Liens securing (x) Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, accessions thereto and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the purchase price of the Property being acquired and (iii) such Liens attach to such Property concurrently with or within one-hundred eighty (180) days after the acquisition thereof and (y) any renewals, replacements or extensions thereof; provided that the Property covered thereby is not increased and the amount secured or benefitted thereby is not increased;
(j)licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of any Loan Party;
(k)any interest of title of a lessor under, and Liens arising in respect of leases permitted by this Agreement;
(l)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
(m)(i) Liens upon any Cash Pooling Account incurred to implement any Cash Pooling Arrangements and (ii) normal and customary rights of setoff, revocation rights, refund rights, chargeback rights, bankers’ liens, netting arrangements or similar rights and/or arrangements upon deposits of cash in favor of banks or other depository institutions (including any such Liens created by (A) any Cash Pooling Arrangements and (B) any other cash pooling arrangements, in the case of this clause (B), (x) among the Company and/or one or more of its Domestic Subsidiaries that are Restricted Subsidiaries, or (y) among multiple Foreign Subsidiaries that are Restricted Subsidiaries) and similar Liens in favor of banks, securities brokers and securities intermediaries holding Permitted Investments under Section 8.02(a);
(n)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or similar provisions of applicable Law) on items in the course of collection;
(o)Liens of sellers of goods to the Company and any of its Restricted Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(p)Liens (i) on fixed assets or software securing Indebtedness permitted by Section 8.03(e) or (ii) securing Indebtedness permitted by Section 8.03(h);
(q)Liens granted by a Foreign Subsidiary (x) to the Company or any other Restricted Subsidiary to secure Indebtedness owed by such Foreign Subsidiary to the Company or such other Restricted Subsidiary and (y) in respect of Indebtedness that was incurred in connection with the acquisition of such Foreign Subsidiary pursuant to a Permitted Acquisition in an aggregate principal amount not to exceed the greater of (i) $40,000,000 and (ii) 2.0% of Consolidated Total Assets (determined on the date such Indebtedness was incurred) at any one time outstanding, and renewals, refinancings and extensions thereof;
(r)other Liens securing Indebtedness or other obligations in an aggregate principal amount, or, if applicable, having a Swap Termination Value, not to exceed the greater of (i) $40,000,000 and (ii) 2.0% of Consolidated Total Assets at any time outstanding;
(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(t)precautionary Uniform Commercial Code, PPSA Australia or PPSA Canada financing statements in connection with operating leases permitted hereunder;
(u)Liens (x) existing on Property of any Person at the time such Person becomes a Restricted Subsidiary or such Property is acquired, but only, in any such case, (i) if such Lien was not created in contemplation of such Person becoming a Restricted Subsidiary or such Property being acquired, and (ii) so long as such Lien does not encumber any Property other than the Property subject to such Lien at the time such Person becomes a Restricted Subsidiary or such Property is acquired and (y) any renewals, replacements or extensions thereof; provided that the Property covered thereby is not increased and the amount secured or benefitted thereby is not increased;
(v)customary put and call arrangements, rights of first refusal and similar rights entered into in the ordinary course of business between the joint venture parties and set forth in joint venture agreements, shareholders’ agreements or similar agreements or any other constitutional or organizational documents with respect to Capital Stock acquired or created in connection with Joint Ventures permitted pursuant to the Joint Venture Investments Basket;
(w)Liens securing any secured Incremental Equivalent Debt; provided that the requirements of Section 8.03(s) shall be satisfied;
(x)deposits in the ordinary course of business to secure liability to insurance carriers;
(y)non-exclusive licenses of intellectual property granted in the ordinary course of business; and
(z)Liens in favor of a Loan Party.
For purposes of determining compliance with this Section 8.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 8.01(a) through (z) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 8.01(a) through (z), the Company may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 8.01 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).
1.02Investments. Make any Investments, except:
(a)Investments held by the Company or such Restricted Subsidiary in the form of cash or Cash Equivalents;
(b)Investments existing as of the Restatement Effective Date and set forth in Schedule 8.02;
(c)Investments consisting of (x) advances or loans to any Employee for travel, entertainment, relocation and analogous business purposes in the ordinary course of business; or (y) Employee Loans (in each case, including Investments of any such type set forth in Schedule 8.02);
(d)loans by a Restricted Subsidiary to any Employee pursuant to any Subsidiary Employee Plan in the nature of, or in lieu of, compensatory payments or bonus or incentive payments;
(e)Investments in any Person that is a Domestic Loan Party prior to giving effect to such Investment;

(f)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(g)Guarantees permitted by Section 8.03;
(h)Investments in FTI Capital Advisors, LLC in an aggregate principal amount not to exceed at any time the greater of (i) $15,000,000 and (ii) 0.5% of Consolidated Total Assets;
(i)Investments consisting of an Acquisition (such Investments, collectively, “Permitted Acquisitions”) by the Company or any Subsidiary of the Company; provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a substantially related, complementary or incidental line of business as the Company and its Subsidiaries were engaged in on the Restatement Effective Date (or any reasonable extensions or expansions thereof), (ii) the Company shall have complied with the Additional Guarantor Provisions and/or the Additional Collateral Requirements, as applicable, (iii) in the case of an Acquisition of the Capital Stock of another Person, such Acquisition was approved by such Person’s board of directors, (iv) the representations and warranties made by the Loan Parties in any Loan Document shall (A) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, be true and correct and (B) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, be true and correct in all material respects, in each case, at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall (x) with respect to representations and warranties that contain a materiality qualification or are qualified by Material Adverse Effect, be true and correct and (y) with respect to representations and warranties that do not contain a materiality qualification and are not qualified by Material Adverse Effect, be true and correct in all material respects, in each case, as of such earlier date (after giving effect to such Acquisition); provided that in the case of a Limited Condition Acquisition, the representations and warranties shall be limited to the Specified Representations, (v) if such transaction involves the purchase of an interest in a partnership between the Company (or a Subsidiary of the Company) as a general partner and entities unaffiliated with the Company or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a Wholly Owned Subsidiary having limited liability, (vi) as of the date of such Acquisition (after giving effect thereto), no Default or Event of Default shall exist; provided that, in the case of a Limited Condition Acquisition, this clause shall be limited to the existence of Defaults and Events of Default under Sections 9.01(a), (f), or (g), (vii) upon giving effect to such Acquisition and the incurrence, if any, of Funded Indebtedness in connection therewith, on a Pro Forma Basis, the Loan Parties would be in compliance with the Financial Covenant, as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC, and (viii) if the aggregate cash and noncash consideration for such Acquisition exceeds $75,000,000, the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such Acquisition, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (vii);
(j)Investments comprising bonuses, incentive payments or other compensatory payments to Employees that are subject to clawback or contingent repayment obligations;
(k)the contribution by FTI International LLC (as successor by merger to FTI US LLC) to FCN Holdings C.V. of promissory notes issued by FTI UK Holdings Limited pursuant to the Note Purchase Agreement dated October 2, 2007, between FTI UK Holdings Limited and FCN Holdings C.V., in a cumulative aggregate principal amount for all such promissory notes not in excess of £70,000,000;
(l)Investments by the Company or any Domestic Subsidiary that is a Restricted Subsidiary in any Foreign Subsidiary that is a Restricted Subsidiary (other than any Joint Venture) in connection with any Permitted Acquisition; provided that (i) the proceeds of such Investments shall be used directly or indirectly through one or more Subsidiaries solely for the purpose of paying the consideration and transaction costs related to such Permitted Acquisition and (ii) the aggregate amount, without duplication, of all such Investments in connection with any Permitted Acquisition shall not exceed the aggregate consideration for such Permitted Acquisitions and transaction costs related to such Permitted Acquisition;
(m)Investments in Subsidiaries made prior to the date of this Agreement, which Investments shall be deemed permitted as of the date each such Investment was made;
(n)(i) Investments by any Foreign Subsidiary that is not a Joint Venture in any other Foreign Subsidiary that is not a Joint Venture and (ii) Investments by any Foreign Subsidiary that is a Joint Venture in any other Person; provided that any such Investment under this clause (ii) shall not consist of the ownership of the Capital Stock of any Person that is a Wholly Owned Subsidiary of the Company immediately prior to the making of such Investment;
(o)Investments in any Foreign Subsidiary (other than any Joint Venture) that is a Subsidiary prior to giving effect to such Investment; provided, however, no Investments by Domestic Loan Parties in Foreign Subsidiaries in excess of $75,000,000 in the aggregate pursuant to this clause (o) will be permitted unless as of the date of such Investment (after giving effect thereto), (i) no Default or Event of Default exists, (ii) upon giving effect to such Investment on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio shall not exceed 3.25 to 1.00 as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC, and (iii) the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such Investment, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (ii) above;
(p)Investments in any Joint Ventures by the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed 10% of Consolidated Total Assets at the time such investments are made; provided that, if at any time any such Joint Venture becomes a Wholly Owned Subsidiary hereunder, any such Investments in such Restricted Subsidiary shall no longer be deemed outstanding to the extent that the Company could have made the entire Investment in such Wholly Owned Subsidiary (both the initial Joint Venture Investment and the subsequent additional Investment or Investments leading to such Joint Venture becoming a Wholly Owned Subsidiary) at the time that such Joint Venture becomes a Wholly Owned Subsidiary under another provision of this Section 8.02; provided, further, that any property contributed to any Joint Venture hereunder shall be valued at the fair market value thereof;
(q)Investments made in the ordinary course of business in securities of (x) third parties that are received pursuant to, or in connection with, the resolution of claims against such third parties or (y) special purpose vehicles that are formed for the sole purpose of owning pools of actual or contingent obligations of (including, without limitation, success fees payable by) third parties that are received in consideration for any such obligations; provided that the aggregate amount of Investments made pursuant to this clause (q) in the form of cash or Cash Equivalents or other assets other than such actual or contingent obligations shall not exceed $2,500,000 at any time outstanding;
(r)Investments in the ordinary course of business consisting of the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing or other business arrangements with other Persons;
(s)other Investments in an aggregate amount not to exceed at any time the greater of (i) $30,000,000 and (ii) 1% of Consolidated Total Assets;
(t)Investments in accordance with the Company’s customary practices in accounts receivable and other extensions of trade credit;

(u)Investments in the normal course of business in prepaid expenses and workers’ compensation, utility, lease and similar deposits, and self-insurance retentions or reserves;
(v)Investments in an amount equal to the Available Amount that is not otherwise applied; provided that (i) no Default or Event of Default (or, if used to consummate a Limited Condition Acquisition, no Default or Event of Default under Section 9.01(a), (f) or (g)) shall exist or result therefrom, (ii) upon giving effect to such Investment on a Pro Forma Basis, the Company and its Restricted Subsidiaries shall have a Consolidated Total Net Leverage Ratio no greater than 3.75 to 1.0 (provided that during a Specified Acquisition Step-Up Period such ratio shall be increased to 4.00 to 1.0 for purposes of this clause (ii)) as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or, with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC and (iii) if, after giving effect to such Investment, the aggregate amount of all Investments made under this Section 8.02(v) in the fiscal quarter in which such Investment is made would exceed $50,000,000, the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such Investment, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (ii) above;
(w)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;
(x)any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with a Disposition consummated in compliance with Section 8.05;
(y)loans or advances to customers or suppliers in the ordinary course of business;
(z)any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Subsidiaries in effect with respect to (i) issuances or refinancings of Indebtedness otherwise permitted hereunder and (ii) Permitted Acquisitions not yet consummated;
(aa)Investments in the form of Swap Contracts entered into connection with the 2018 Senior Convertible Notes in the form of call options or capped call options on common stock of the Company, which options are exercisable by the Company in connection with the conversion of the 2018 Senior Convertible Notes; provided that the aggregate amount of cash expended to obtain such Swap Contracts shall not exceed $70,000,000; and
(ab)Investments among Cash Pooling Customers, including intercompany Indebtedness, arising under or pursuant to any Cash Pooling Arrangements;
(ac)other Investments in an aggregate amount, when combined with the aggregate amount of Restricted Payments made under Section 8.06(h), not to exceed $25,000,000 at any time outstanding.
For purposes of determining compliance with this Section 8.02, in the event that a proposed Investment meets the criteria of more than one of the categories described in clauses (a) through (bb) above, the Company shall be permitted to classify or divide such Investment on the date such Investment is made in any manner that complies with this Section 8.02 and will only be required to include the amount and type of Investment in one or more of the categories described above. Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 8.02 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof valued at the time of the making thereof.

1.03Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)(i) Indebtedness under the Loan Documents and (ii) any Refinancing Notes incurred to refinance such Indebtedness;
(b)Indebtedness of the Company and its Restricted Subsidiaries set forth in Schedule 8.03(b) (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s));
(c)intercompany Indebtedness permitted under Section 8.02(e), (k), (l), (m), (n), (o) or (q), so long as, from and after the date an Affiliate Subordination Agreement is required to be entered into pursuant to Section 7.17, any such Indebtedness constituting an obligation of a Loan Party is subordinated to the Obligations pursuant to, and to the extent required by, an Affiliate Subordination Agreement;
(d)obligations (contingent or otherwise) of the Company or any Restricted Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, or changes in currency rates or interest rates, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase of fixed assets or software, and renewals, refinancings and extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
(f)(i) Guarantees of stock-based acquisition consideration incurred in connection with a Permitted Acquisition; provided that no cash payments may be made in respect of any such Guarantee unless, at the time of such cash payment, the Company would be permitted to make a Restricted Payment in such amount under Section 8.06(e); provided, however, that the Company shall not be required to comply with Section 8.06(e)(ii) in order to make cash payments in respect of the Guarantees of stock-based acquisition consideration in effect on the Restatement Effective Date and listed on Schedule 8.03(f) (without giving effect to any amendment, amendment and restatement, supplement, refinancing, replacement or other modification thereto on or after the Restatement Effective Date that has the effect of increasing the amount of any such payments or accelerating the date therefor);
(g)unsecured Indebtedness assumed in Permitted Acquisitions (and not incurred in contemplation thereof) and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s);
(h)secured Indebtedness assumed in Permitted Acquisitions (and not incurred in contemplation thereof) in an aggregate principal amount not to exceed $45,000,000 at any one time outstanding, and renewals, refinancings and extensions thereof;
(i)Indebtedness of a Domestic Loan Party incurred in connection with a Permitted Acquisition so long as, (i) both immediately before and after giving effect to the incurrence thereof, no Default or Event of Default exists, (ii) the stated maturity date of such Indebtedness is no earlier than the Latest Maturity Date, and the weighted average life of such Indebtedness is not shorter than that of the Commitments in effect at the time of incurrence (subject to an exception to this clause (ii) for any such outstanding Indebtedness, together with any Indebtedness outstanding under Section 8.03(r), in an aggregate principal amount not to exceed $100,000,000 at any time outstanding), (iii) upon giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the Financial Covenant as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b), or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC and (iv) the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such incurrence of such Indebtedness, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (iii) above;
(j)Indebtedness arising under the 2018 Senior Convertible Note Documents in an aggregate outstanding principal amount not to exceed $316,250,000 and any Permitted Refinancing thereof;
(k)any issuance from time to time of Capital Stock of any Restricted Subsidiary to any Employee or in respect of any Employee pursuant to a Subsidiary Employee Plan; provided that (i) after giving effect to such issuance such Restricted Subsidiary remains a Subsidiary of the Company, (ii) such Capital Stock issued to Employees or in respect of Employees does not materially reduce the Company’s Control of such Restricted Subsidiary and (iii) the Capital Stock issued to such Employees or in respect of such Employees does not materially reduce the economic interests of the Company in such Restricted Subsidiary;
(l)additional unsecured Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;
(m)Indebtedness of Foreign Subsidiaries (and renewals, refinancings and extensions thereof) in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding (when created, incurred or assumed) $75,000,000;
(n)Guarantees with respect to Indebtedness permitted by this Section 8.03; provided that any Guarantee by the Company or any Domestic Subsidiary of Indebtedness of a Foreign Subsidiary (other than Guarantees of Indebtedness arising under the Loans Documents) shall be subject to the limitations set forth in Section 8.02; provided further that only a Guarantor may guaranty Indebtedness under clause (a)(ii), (i), (j), (p), (r) or (s) of this Section 8.03;
(o)Indebtedness arising under any Cash Pooling Arrangements (including any Guarantees in respect thereof (if applicable));
(p) Indebtedness arising under unsecured seller notes issued in connection with a Permitted Acquisition; provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed at any time the greater of (x) $100,000,000 and (y) 4% of Consolidated Total Assets at the time of the incurrence of such Indebtedness, and (ii) such Indebtedness shall be subordinated to the Obligations in a manner and to an extent satisfactory to the Administrative Agent (the “Subordinated Seller Indebtedness”);
(q)Indebtedness of any Restricted Subsidiary evidenced by promissory notes issued to Employees (or their respective spouses) of such Restricted Subsidiary or any of its Subsidiaries in lieu of cash payments for Capital Stock being repurchased from such Restricted Subsidiary in connection with a Subsidiary Employee Plan;
(r)unsecured Indebtedness of a Domestic Loan Party so long as, both immediately before and after giving effect to the incurrence thereof, no Default or Event of Default exists, the stated maturity date of such Indebtedness is no earlier than the Latest Maturity Date, and the weighted average life of such Indebtedness is not shorter than that of the Commitments in effect at the time of incurrence (subject to an exception to this clause (ii) for any such outstanding Indebtedness, together with any Indebtedness outstanding under Section 8.03(i), in an aggregate principal amount not to exceed $100,000,000 at any time outstanding), upon giving effect to the incurrence of such unsecured Indebtedness on a Pro Forma Basis, the Loan Parties would be in compliance with the Financial Covenant, as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or, with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC, and the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such incurrence of such Indebtedness, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (iii) above;
(s)any equal or junior priority secured or unsecured loans or notes issued by the Company in lieu of the Additional Revolving Commitments and Incremental Term Facilities (such loans and notes, “Incremental Equivalent Debt”); provided that (i) the incurrence of such Indebtedness shall result in a dollar for dollar reduction in the amount of Indebtedness that the Company may incur in respect of the Additional Revolving Commitments and the Incremental Term Facilities, (ii) such Indebtedness, if secured, is secured on a pari passu or junior basis with the Lien securing the Obligations, by only the Collateral and subject to an Intercreditor Agreement and is not guaranteed by any Persons other than the Guarantors, and (iii) such Incremental Equivalent Debt otherwise satisfies the requirements set forth Sections 2.17(a), (e)(1)(B), (e)(2) and (g); provided, that, if the terms of such Indebtedness are less restrictive to the Company and its Restricted Subsidiaries than required pursuant to Section 2.17(g), the requirements set forth in Section 2.17(g) shall be deemed to have been satisfied ;
(t)Indebtedness (i) incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, standby letters of credit, letters of credit for operating purposes and completion guarantees provided or incurred or provided (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business and (ii) consisting of performance guarantees, comfort letters, or like instruments entered into by the Company for the purpose of enhancing the credit or commercial standing of a Restricted Subsidiary of the Company, in each case in the ordinary course of business or consistent with past practice;
(u)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, or otherwise in connection with any Cash Pooling Arrangement, in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence or, in the case of Cash Pooling Arrangements, such longer time period permitted by the relevant Cash Pooling Agreement;
(v)Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary otherwise permitted under this Agreement; and
(w)Indebtedness and other obligations in respect of netting services, overdraft protections and similar arrangements, in each case in connection with any Cash Pooling Arrangements, cash management agreements or deposit accounts incurred in the ordinary course of business and repaid within ten (10) Business Days of incurrence or, in the case of Cash Pooling Arrangements, such longer time period permitted by the relevant Cash Pooling Agreement.
For purposes of determining compliance with this Section 8.03, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (w) above, the Company shall be permitted to classify or divide such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 8.03 and will only be required to include the amount and type of such Indebtedness in one or more of the categories described above. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on any Capital Stock referred to in clause (g) of the definition of “Funded Indebtedness” in the form of additional shares of the same class of such Capital Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of any such Capital Stock for purposes of this Section 8.03. Notwithstanding any other provision of this Section 8.03, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 8.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

1.04Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of the Additional Guarantor Provisions and the Additional Collateral Requirements, (a) the Company may merge or consolidate with any of its Restricted Subsidiaries; provided that the Company shall be the continuing or surviving Person, (b) any Domestic Loan Party other than the Company may merge or consolidate with any other Domestic Loan Party other than the Company, (c) any Foreign Subsidiary that is a Restricted Subsidiary which is not a corporation incorporated under the Laws of Canada or a province or territory thereof may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving Person, (d) any Foreign Subsidiary that is a Restricted Subsidiary which is not a corporation incorporated under the Laws of Canada or a province or territory thereof may be merged or consolidated with or into any other Foreign Subsidiary that is a Restricted Subsidiary; provided that if any such Person is a Designated Borrower, a Designated Borrower shall be the continuing or surviving Person, (e) any Restricted Subsidiary of the Company may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05 or a Permitted Acquisition; provided that, if such transaction involves any Designated Borrower, such Designated Borrower, as applicable, shall be the continuing or surviving Person, (f) any Wholly Owned Subsidiary of the Company that is a Restricted Subsidiary (other than any Designated Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect, (g) any Foreign Subsidiary that is a Restricted Subsidiary (except a Designated Borrower) which is a corporation incorporated under the Laws of Canada or a province or territory thereof may amalgamate with another Loan Party; provided that the corporation resulting from such amalgamation assumes by operation of law all obligations of such Loan Party and provides confirmation of such assumption of obligations as is reasonably required by the Administrative Agent, and (h) any Foreign Subsidiary that is a Restricted Subsidiary which is a corporation incorporated under the Laws of Canada or a province or territory thereof may amalgamate with another Foreign Subsidiary that is a Restricted Subsidiary; provided that if any such Person is a Designated Borrower, the corporation resulting from such amalgamation assumes by operation of law all obligations of such Designated Borrower and provides confirmation of such assumption to the obligations as is reasonably required by the Administrative Agent. Notwithstanding the foregoing, the Company and/or any Restricted Subsidiary may effect transactions not otherwise permitted under this Section 8.04 as part of a Permitted Restructuring.
1.05Dispositions. Make any Disposition unless  at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents and shall be in an amount not less than the fair market value of the Property disposed of; provided that up to 25.0% of the consideration received with respect to any Disposition or series of related Dispositions may be Designated Non-Cash Consideration or in the form of earn-outs, hold-backs and other deferred payment of consideration; provided, further, that the aggregate amount of Designated Non-Cash Consideration outstanding at any time shall not exceed $75,000,000,  if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.15,  such transaction does not involve the sale or other disposition of a minority equity interest in any Restricted Subsidiary other than to another Restricted Subsidiary (other than pursuant to Investments permitted by the Joint Venture Investments Basket),  such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05 and  upon giving effect to such Disposition on a Pro Forma Basis, the Loan Parties would have Consolidated EBITDA of at least $220,000,000 for the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC.
The foregoing restrictions shall not apply to:
(i)any sale, lease, license, transfer or other disposition, or series of related sales, leases, licenses, transfers or other dispositions, having a fair market value not exceeding $15,000,000

(ii)the sale, lease, license, transfer or other disposition of Property in the ordinary course of business of the Company and its Subsidiaries;
(iii)the sale, lease, license, transfer or other disposition of machinery, equipment, software and IP Rights no longer used or useful in the conduct of business of the Company and its Subsidiaries,
(iv)a sale, lease, license, transfer or other disposition of Property by the Company or any Subsidiary to any Domestic Loan Party, provided that the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Loan Parties to be in compliance with the Additional Collateral Requirements after giving effect to such transaction;
(v)an Involuntary Disposition by the Company or any Subsidiary;
(vi)a Disposition by the Company or any Subsidiary constituting a Permitted Investment;
(vii)a sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to another Foreign Subsidiary;
(viii)the sale, transfer or other disposition of Capital Stock of any Foreign Subsidiary by the Company, any Domestic Subsidiary or any Foreign Subsidiary to another Foreign Subsidiary;
(ix)the sale of delinquent receivables in the ordinary course of business in connection with the collection or compromise thereof;
(x)the sale or issuance of Capital Stock of Foreign Subsidiaries in the nature of directors’ qualifying shares and shares sold or issued to foreign nationals or other third parties to the extent required pursuant to applicable law;
(xi)a Permitted Foreign Subsidiary Disposition;
(xii)the forgiveness or compromise of any Employee Loan;
(xiii)the transfer for fair market value of property (including Capital Stock of Subsidiaries other than Loan Parties) to a Joint Venture; provided that such transfer is a permitted Investment under the Joint Venture Investments Basket;
(xiv)the disposition of equity interests in (i) a Joint Venture to a current or proposed Joint Venture counterparty or (ii) a Wholly Owned Subsidiary to a bona fide third party for purposes of forming a Joint Venture; provided that such transfer is a permitted Investment under the Joint Venture Investments Basket;
(xv)the disposition of actual and contingent obligations and other assets pursuant to Section 8.02(q);
(xvi)dispositions of Capital Stock acquired or created in connection with Joint Ventures to the extent required by, or made pursuant to, customary put and call arrangements entered into in the ordinary course of business between the joint venture parties and set forth in joint venture agreements, shareholders’ agreements or similar agreements or any other constitutional or organizational documents;
(xvii)any transaction permitted under Section 8.04;
(xviii)the disposition of interests in or assets of Immaterial Subsidiaries;
(xix)dispositions in connection with a Permitted Restructuring; and
(xx)dispositions in connection with the foreclosure on assets of the Company or any Subsidiary to the extent such foreclosure would not otherwise result in a Default or Event of Default.
1.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment (including any settlement in cash of the 2018 Senior Convertible Notes upon conversion thereof), or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Restricted Subsidiary may make Restricted Payments to Persons that own Capital Stock in such Subsidiary ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;
(b)the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions (i) payable solely in the Capital Stock of such Person, and/or (ii) payable in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;
(c)from time to time any Restricted Subsidiary may (i) make any payment to any Employee or in respect of any Employee pursuant to any Subsidiary Employee Plan which payment is (A) in the nature of, or in lieu of, compensation payable to Employees or in respect of Employees or (B) constitutes a redemption or repurchase of Capital Stock in a Restricted Subsidiary held by an Employee or in respect of an Employee, and (ii) enter into any Subsidiary Employee Plan with any Employee or in respect of any Employee;
(d)the Company may make Restricted Payments with respect to the vesting of restricted Capital Stock in amounts and in a manner consistent with past practices;
(e)in addition to clauses (a) through (d), inclusive, the Company may make Restricted Payments so long as, both immediately before and after giving effect to the making thereof, no Event of Default exists, upon giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio shall not exceed 3.75 to 1.00 as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC, and if, after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments made under this Section 8.06(e) in the fiscal quarter in which such Restricted Payment is made would exceed $25,000,000, the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such Restricted Payment, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (ii) above;
(f)Restricted Payments in an amount equal to the Available Amount that is not otherwise applied; provided that (i) both immediately before and after giving effect to the making thereof, no Event of Default (or, if used to consummate a Limited Condition Acquisition, no Event of Default under Section 9.01(a), (f) or (g)) exists, (ii) upon giving effect to such Restricted Payment on a Pro Forma Basis, the Company and its Restricted Subsidiaries shall have a Consolidated Total Net Leverage Ratio no greater than 3.75 to 1.0 (provided that during a Specified Acquisition Step-Up Period the ratio shall be increased to 4.00 to 1.0 for the purposes of this clause (ii)), as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to

Section 7.01(a) or (b) or, with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC and (iii) if, after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments made under this Section 8.06(f) in the fiscal quarter in which such Restricted Payment is made would exceed $50,000,000, the Company shall, concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such Restricted Payment, deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (ii) above;
(g)from time to time any Restricted Subsidiary may enter into or make any payment to (or in respect of) any Employee or consultants of such Subsidiary pursuant to a Subsidiary Employee Plan, which payment is (A) in the nature of, or in lieu of, compensation payable to Employees or in respect of Employees or (B) constitutes a redemption or repurchase of Capital Stock in a Subsidiary held by an Employee or in respect of an Employee; and
(h)other Restricted Payments in an aggregate amount, when combined with the aggregate amount of Investments made under Section 8.02(bb), not to exceed $25,000,000 at any time outstanding.
Notwithstanding anything herein to the contrary, the foregoing provisions of Section 8.06 will not prohibit (x) the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 8.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision), or (y) the conversion by delivery of shares of the Company’s common stock by holders of (including, subject to Section 8.12(c), any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to, the 2018 Senior Convertible Notes, in each case, in accordance with the terms of the 2018 Senior Convertible Note Indenture.
1.07Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Restricted Subsidiaries on the Restatement Effective Date or any business substantially related, complementary or incidental thereto.
1.08Transactions with Affiliates and Insiders. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person involving consideration in excess of $1,500,000 other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) any employment or other compensation arrangement or agreement, Employee or compensation benefit plan, Subsidiary Employee Plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto (including the making of Employee Loans and the forgiveness or compromise thereof), (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate, (f) the existence of, or the performance by the Company or any of its Subsidiaries under the terms of, any agreement or instrument as in effect on the Restatement Effective Date and as set forth in Schedule 8.08 or any amendment thereto (so long as any such agreement or instrument together with all amendments thereto, taken as a whole, or any extensions or replacements thereof, is not more disadvantageous to the holders of the notes in any material respect than the original agreement or instrument as in effect on the Restatement Effective Date) or any transaction contemplated thereby, (g) entering into, and other transactions between any Restricted Subsidiary and any Employee (or in respect of any Employee) pursuant to, any Subsidiary Employee Plan and (h) transactions with respect to Joint Ventures permitted hereunder between a shareholder (who would not be an Affiliate of the Company if such shareholder was not an owner of such Joint Venture) of any Joint Venture permitted hereunder, on the one hand, and the Company and any of its Subsidiaries or the Joint Venture and its Restricted Subsidiaries, on the other hand; provided that the consideration paid transactions related to such Joint

Venture transaction, taken as a whole, are fair to the Company, as reasonably determined by the Company.
1.09Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of the Company or any Restricted Subsidiary to (a) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its Property to any Loan Party, (e) grant Liens on any of its Property (other than Excluded Property) pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) with respect to the Company or any Domestic Subsidiary that is a Restricted Subsidiary only, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except:
(i)this Agreement and the other Loan Documents;
(ii)any document or instrument governing Indebtedness incurred pursuant to Section 8.03(m); provided that any such restriction contained therein relates only to Foreign Subsidiaries;
(iii)in respect of any of the matters referred to in clauses (a)-(f) above:
(A)any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, accessions thereto and the proceeds thereof;
(B)any document or instrument governing Indebtedness incurred pursuant to Section 8.03(g) or (h); provided that any such restriction relating to the matters referred to in clause (e) above is limited only to the asset or assets acquired in the applicable Permitted Acquisition, accessions thereto and the proceeds thereof;
(C)any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien;
(D)customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale;
(E)the 2018 Senior Convertible Note Documents and any Permitted Refinancing of Indebtedness thereunder to the extent not materially more restrictive, taken as a whole, than the restrictions set forth in the 2018 Senior Convertible Notes as of the Restatement Effective Date;
(F)any document or instrument governing Indebtedness incurred pursuant to Section 8.03 (i), (l), (p), (q), (r) or (s) to the extent not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents; provided, that, it permits or does not prohibit the Liens on the Collateral securing the Obligations; and

(G)customary restrictions with respect to Joint Ventures in joint venture agreements, shareholders’ agreements or similar agreements or any other constitutional or organizational documents;
(iv)in respect of any of the matters referred to in clauses (a)-(d) above (or (a)-(f) above solely in the case of Foreign Subsidiaries that are Restricted Subsidiaries), any document or instrument governing Indebtedness incurred pursuant to Section 8.03(g) or Section 8.03(h) or any secured Indebtedness incurred pursuant to Section 8.03(m) to the extent the Lien in respect thereof is permitted under Section 8.01(q)(y);
(v)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of, or sublicensing or assignment of any license of Property to, the Company or any Restricted Subsidiary;
(vi)any encumbrance or restriction by reason of applicable law, rule, regulation, order, license, permit or similar restriction; and
(vii)restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business.
1.10Use of Proceeds.
(a)Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in any manner that would result in a violation of Regulation U.
(b)Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity in any manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.
(c)Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other similar anti-corruption Law in any other jurisdiction that is applicable to such Loan Party or Restricted Subsidiary.
1.11Financial Covenant. Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 4.00 to 1.0; provided that if the Company consummates a Permitted Acquisition with a fair market value which exceeds 15% of Consolidated Total Assets of the Company (with Consolidated Total Assets calculated before giving effect to such Permitted Acquisition) (such Permitted Acquisition, a “Specified Acquisition”) as certified by a Responsible Officer of the Company in a certificate delivered to the Administrative Agent setting forth the basis of such valuation in reasonable detail, the Consolidated Total Net Leverage Ratio as of the end of any fiscal quarter of the Company shall be no greater than 4.50 to 1.0 for a period (the “Specified Acquisition Step-Up Period”) of four consecutive fiscal quarters commencing with the quarter in which such Specified Acquisition occurs; provided that such increase shall be effective for no more than two Permitted Acquisitions in the aggregate prior to the Maturity Date.
1.12Senior Notes; Subordinated Seller Indebtedness.
(a)Amend or modify any of the terms of (i) any of the 2018 Senior Convertible Notes or any Subordinated Seller Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the Company or any Restricted Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled (provided that purchases of 2018 Senior Convertible Notes or Subordinated Seller Indebtedness made concurrently with or in connection with modifications of 2018 Senior Convertible Notes or Subordinated Seller Indebtedness pursuant to purchases permitted under Section 8.12(c) will not constitute an amendment or modification prohibited by this clause (a)) or increase the interest rate applicable thereto) or (ii) any unsecured or junior-lien Indebtedness incurred pursuant to (A) Section 2.17 or Section 2.19, in a manner that, when taken as a whole, is materially adverse to the interest of the Lenders, (B) Section 8.03(i) or Section 8.03(r), in a manner that changes the maturity date of such Indebtedness in a manner that does not satisfy the condition set forth in Section 8.03(i)(ii) or Section 8.03(r)(ii), as applicable, or (C) Section 8.03(s), in a manner that does not satisfy the conditions set forth in Section 8.03(s), in each case, unless such Indebtedness could be incurred on such amended terms at such time.
(b)Amend or modify any of the subordination provisions of any Subordinated Seller Indebtedness.
(c)Other than the (x) repayment, redemption or repurchase of any 2018 Senior Convertible Notes (so long as, immediately before and after giving effect thereto, on a Pro Forma Basis, (i) no Default or Event of Default shall exist or be continuing and (ii) the Company is in Pro Forma Compliance with the Financial Covenant), and (y) cash settlement, net cash settlement and cash payment in lieu of issuing fractional shares solely in connection with the 2018 Senior Convertible Notes, make any optional, mandatory or other non-scheduled payment on, or prepayment, redemption, acquisition for value (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of, any of the 2018 Senior Convertible Notes, any Subordinated Seller Indebtedness, unsecured or junior-lien Indebtedness consisting of term loans or notes incurred pursuant to Section 2.17 or Section 2.19, or clause (i), (r) or (s) of Section 8.03, in each case, outstanding in a principal amount of more than $50,000,000, unless (A) (i) both immediately before and after giving effect to such transaction, no Default or Event of Default exists; (ii) upon giving effect to such transaction on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio shall not exceed 3.75 to 1.00 as of the end of the period of four fiscal quarters most recently ended for which the Company has either delivered financial statements pursuant to Section 7.01(a) or (b) or with respect to fiscal periods ending prior to the Restatement Effective Date, for which the Company has filed financial statements with the SEC; and (iii) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (ii) above, or (B) such prepayment is made with that portion of the Available Amount that is not otherwise applied; provided that (i) no Default or Event of Default (or, if used to consummate a Limited Condition Acquisition, no Default or Event of Default under Section 9.01(a), (f) or (g)) shall exist or result therefrom, (ii) upon giving effect to such prepayment on a Pro Forma Basis, the Company and its Restricted Subsidiaries shall have a Consolidated Total Net Leverage Ratio no greater than 3.75 to 1.0 (provided that during a Specified Acquisition Step-Up Period such ratio shall be increased to 4.00 to 1.0 for the purposes of this clause (ii)); and (iii) the Company shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating the matters referred to in clause (ii) above.
(d)Make any principal or interest payments in respect of any Subordinated Seller Indebtedness in violation of the subordination provisions applicable thereto.
1.13Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Accounting and Financial Reporting. Except as permitted under Section 8.04:
(a)Amend, modify or change its Organization Documents in a manner adverse to the Lenders, except any amendment, modification or change to the Organization Documents (i) of any Subsidiary that is not a Loan Party to the extent necessary to permit such Subsidiary to become a Joint Venture that is permitted hereunder or (ii) of any Restricted Subsidiary to the extent necessary to give effect to any Subsidiary Employee Plan.
(b)Change its fiscal year (other than to make the fiscal year of any Person that becomes a Subsidiary after the date hereof consistent with the Company’s current fiscal year).

(c)With respect to (i)(A) any Loan Party and (B) any Restricted Subsidiary of a Loan Party the Capital Stock of which constitutes Pledged Shares (as defined in the Pledge Agreement), change its name, state of formation, or form of organization unless the Company provides written notice thereof to the Administrative Agent within thirty (30) days of the date of any such change and (ii) any other Restricted Subsidiary that is not a Loan Party, change its name, state of formation or form of organization unless the Company provides written notice thereof to the Administrative Agent concurrently with the delivery of the Compliance Certificate pursuant to Section 7.02(b) for the fiscal year and/or fiscal quarter, as applicable, first occurring after such change.
(d)Make any material changes to Company’s or any of its Subsidiaries’ accounting policies or financial reporting practices, except as required by GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization).
1.14Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than the Company or any Wholly Owned Subsidiary that is a Restricted Subsidiary of the Company) to own any Capital Stock of any Restricted Subsidiary of the Company, except (a) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries that are Restricted Subsidiaries, (b) ownership of the Capital Stock of any Restricted Subsidiary by Employees of such Restricted Subsidiary (or in respect of such Employees) pursuant to any Subsidiary Employee Plan, (c) third party shareholders of Joint Ventures that are otherwise permitted hereunder or (d) as set forth in Schedule 8.14, (ii) permit any Subsidiary of the Company to issue or have outstanding any shares of preferred Capital Stock or (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Restricted Subsidiary of the Company, except for Permitted Liens.
1.15Sale Leasebacks. Enter into any Sale and Leaseback Transaction that results in a Capital Lease unless such Sale and Leaseback Transaction is permitted by Section 8.03(e).
Article IX

EVENTS OF DEFAULT AND REMEDIES
1.01Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. The Company fails to perform or observe any term, covenant or agreement (i) contained in any of Section 7.01 or 7.02 and such failure continues for five (5) days; (ii) contained in any of Section 7.03(b), (c), (d) or (e) and such failure continues for fifteen (15) days; or (iii) contained in any of Section 7.03(a), 7.05(a), 7.10, 7.11, 7.14(d) or 7.17 or Article VIII (other than Section 8.13(c)); or
(c)Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of a Loan Party becomes aware of such failure and (ii) the date on which written notice of such failure shall have been given to the Company by the Administrative Agent; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross-Default. (i) The Company or any Restricted Subsidiary fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee of Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount of more than the Threshold Amount; (ii) the Company or any Restricted Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (other than an Involuntary Disposition that is covered by independent third party insurance as to which the insurer does not dispute coverage and which does not constitute a default) occurs, in each case after giving effect to any applicable grace, cure or notice period with respect thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that no such offer to repurchase, repurchase, prepayment or redemption of Indebtedness, as applicable, shall be an Event of Default to the extent the offer to repurchase, repurchase, prepayment or redemption of such Indebtedness is permitted to occur, or be made, as applicable, under Section 8.12 or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (a) any event of default under such Swap Contract as to which the Company or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (b) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or any event analogous to the foregoing occurs in any jurisdiction in which a Designated Borrower is located; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)Judgments. There is entered against the Company or any Restricted Subsidiary one or more final and non-appealable judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and, such judgment or order remains unvacated and unpaid and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
(k)Change of Control. There occurs any Change of Control; or
(l)Subordinated Seller Indebtedness. The subordination provisions of any Subordinated Seller Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Seller Indebtedness, other than upon the repayment in full thereof in accordance with this Agreement; or any Loan Party contests in writing the validity or enforceability of such subordination provisions; or any Loan Party denies in writing that it has any or further liability or obligation under such subordination provisions, or purports to revoke, terminate or rescind any such subordination provision.
(m)Canadian Pension Plan Event. A Canadian Pension Plan Event shall have occurred that, when taken together with all other Canadian Pension Plan Events that have occurred, could reasonably be expected to result in liability of the Loan Parties, that are organized under the Laws of Canada, in an aggregate amount in excess of the Threshold Amount.
1.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and the other Loan Parties;
(c)require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
1.03Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02),

(a)any amounts received from the Domestic Loan Parties (including the proceeds of any realization upon the Collateral) shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Domestic Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs of the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Domestic Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees and amounts specifically referred to in clauses Third and Fourth below) payable to the Lenders and the L/C Issuers (including Attorney Costs of the Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Domestic Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Domestic Loan Party and any Swap Bank, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Swap Banks) and the L/C Issuers in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (a) payment of that portion of the Domestic Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Domestic Loan Party and any Swap Bank, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Domestic Loan Party and any Treasury Management Bank and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of (x) such Swap Contracts, Swap Banks and (y) Treasury Management Agreements, Treasury Management Banks) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, after all Domestic Obligations have been paid in full, to the payment of all remaining Obligations in the manner provided in Section 9.03(b) (after giving effect to the prior application of any amounts recovered from the Designated Borrowers to the payment of such Obligations); and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Loan Party or as otherwise required by Law; provided that subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor; and
(b)any amounts received from any Designated Borrower or otherwise available pursuant to clause Fifth of Section 9.03(a) shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Foreign Obligations, if any, of such Designated Borrower constituting fees, indemnities, expenses and other amounts (including Attorney Costs of the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Foreign Obligations, if any, of such Designated Borrower constituting fees, indemnities and other amounts (other than principal and interest and amounts specifically referred to in clauses Third and Fourth below) payable to the Lenders (including Attorney Costs of the Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Foreign Obligations of such Designated Borrower constituting accrued and unpaid interest on the Loans to such Designated Borrower and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between such Designated Borrower and any Swap Bank, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Swap Banks) in proportion to the respective amounts described in this clause Third held by them;
Fourth, to (a) payment of that portion of the Foreign Obligations of such Designated Borrower constituting unpaid principal of the Loans to such Designated Borrower, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between such Designated Borrower and any Swap Bank, to the extent such Swap Contract is permitted by Section 8.03(d), and (c) payments of amounts due under any Treasury Management Agreement between such Designated Borrower and any Treasury Management Bank, ratably among the Lenders (and, in the case of (x) such Swap Contracts, Swap Banks and (y) Treasury Management Agreements, Treasury Management Banks) in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Foreign Obligations of such Designated Borrower have been indefeasibly paid in full, to the applicable Designated Borrower or as otherwise required by Law.
Subject to Section 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth of clauses (a) and (b) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Article X

ADMINISTRATIVE AGENT
1.01Appointment and Authorization of Administrative Agent.
(a)Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Except as otherwise expressly provided herein, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a direct or third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
1.02Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such agent, sub-agent, employee or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agent, sub-agent, employee or attorney-in-fact and to the Related Parties of the Administrative Agent and any such agent, sub-agent, employee or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in selecting such person.
1.03Liability of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
1.04Reliance by Administrative Agent.
(a)The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, request, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made or otherwise authenticated by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.
1.05Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
1.06Credit Decision; Disclosure of Information by Administrative Agent. Each Lender and the applicable L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or such L/C Issuer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and the applicable L/C Issuer represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Restricted Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender and the applicable L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the applicable L/C Issuer by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender or such L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
1.07Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and/or the resignation of the Administrative Agent.
1.08Administrative Agent in its Individual Capacity. Bank of America and its Affiliates (and any other Person serving as Administrative Agent hereunder) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America (or such other Person serving as Administrative Agent hereunder) were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates (or such other Person serving as Administrative Agent hereunder) may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America (or such other Person serving as Administrative Agent hereunder) shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America (or such other Person serving as Administrative Agent hereunder) in its individual capacity.
1.09Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as an L/C Issuer and as the Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders, which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent”, “L/C Issuer” and “Swing Line Lender” shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
1.10Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

1.11Collateral and Guaranty Matters.
(a)The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
(i)to enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Intercreditor Agreement (in form reasonably satisfactory to the Administrative Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral hereunder, which Intercreditor Agreement shall be binding on the holders of the Secured Obligations (as defined in the Security Agreement), and each Lender and the other holders of the Secured Obligations (as defined in the Security Agreement) hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement;
(ii)to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, (iii) as approved in accordance with Section 11.01 or (iv) upon the Ratings Collateral Release Date;
(iii)to subordinate (or, if requested by the Company, release) any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(b), (i) or (p); and
(iv)to release any Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary that is a Wholly Owned Subsidiary as a result of a transaction not prohibited hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.11.
(b)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
1.12Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page of this Agreement as a “syndication agent,” “documentation agent,” “co-documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger”, “joint lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
1.13Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
1.14Certain ERISA Matters
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Article XI

MISCELLANEOUS
1.01Amendments, Etc. Subject to Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders and the Company shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(d)except to the extent expressly set forth herein, change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(f)except for releases of Collateral in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender;
(g)without limiting Section 2.16(e), (x) release any Borrower, (y) except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors, from its or their obligations under the Loan Documents or (z) release the Company from its Guarantee of the Foreign Obligations of any Designated Borrower without the written consent of each Lender; or
(h)amend Section 1.06, the definition of “Alternative Currency” without the consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected L/C Issuer in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding anything to the contrary set forth herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Company and the other Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement, to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities and to any of the other facilities then existing hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the facilities hereunder and to include appropriately the Lenders holding such revolving credit or term loan facilities in any determination of the Required Lenders and any other number, percentage or class of Lenders hereunder and (ii) to change, modify or alter Section 2.13 or 9.03 or any other provision hereof relating to pro-rata sharing of payments among the Lenders to the extent necessary to allow the Lenders holding such additional revolving credit or term loan facilities to share ratably with the existing Lenders in payments made in respect of the Loans and/or to allow Lenders with commitments having an earlier maturity date to be paid in full (and have their Commitments terminated) at maturity on a non-pro rata basis.
Notwithstanding anything to the contrary set forth herein, in order to implement any Incremental Commitments or any Extended Commitments in accordance with Section 2.17 or Section 2.18, this Agreement may be amended for such purpose (but solely to the extent deemed necessary or appropriate by the Administrative Agent to implement such Incremental Commitments or such Extended Commitments in accordance with such applicable Section) by the Company, the other Loan Parties, the Administrative Agent and the relevant Additional Lenders providing such Incremental Commitments or the relevant Extending Lenders providing such Extended Commitments, as the case may be, including any amendments to (x) change, modify or alter Section 2.13 or 9.03 or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to allow the Additional Lenders or the Extending Lenders, as applicable, to share ratably with the existing Lenders in payments made in respect of the Loans and/or to allow Lenders with commitments having an earlier maturity date to be paid in full (and have their Commitments terminated) at maturity on a non-pro rata basis, (y) to permit the extensions of credit from time to time outstanding under the Incremental Commitments or the Extended Commitments, as applicable, and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) to provide that all Borrowings of

Revolving Loans will be made pro-rata among the Revolving Commitments and any Incremental Commitments that becomes effective in connection with an Incremental Amendment and any Extended Commitment that becomes effective in connection with an Extension.
Notwithstanding anything to the contrary set forth herein, in connection with the designation of (x) any Designated Borrower pursuant to Section 2.16 or (y) any additional Alternative Currencies in accordance with Section 1.09, the Administrative Agent and the Loan Parties may, without the consent of the Required Lenders, enter into such amendments and modifications to this Agreement and the other Loan Documents (and enter into additional Loan Documents), in each case, deemed necessary or appropriate by the Administrative Agent in connection therewith, including without limitation, the addition of provisions relating to (or the modification of any provision relating to) (i) the reference source for the determination of the Eurocurrency Rate as applicable to Loans made in any additional Alternative Currency or Loans made to any Designated Borrower, (ii) the notice periods for borrowing requests with respect to Loans made in any additional Alternative Currency or Loans made to any Designated Borrower, (iii) the minimum borrowing or prepayments amounts applicable to any additional Alternative Currency or Designated Borrower, (iv) the timing and manner of delivery of funds in any additional Alternative Currency or to any Designated Borrower, (v) gross-up and/or indemnity with respect to withholding tax matters and (vi) other applicable local law provisions.
Notwithstanding anything to the contrary set forth herein, if the Administrative Agent and the Company shall have jointly identified an obvious error, or any error or omission of a technical nature, in the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision without further action or consent of any other party hereto if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Company may replace such Non-Consenting Lender in accordance with Section 11.16; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).
1.02Notices and Other Communications; Facsimile Copies.
(a)General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or other electronic image scan transmission) as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Company, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company); and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile (or other electronic image scan transmission) shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lenders, the L/C Issuers or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor); provided that, in each case, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, reasonable costs and expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
1.03No Waiver; Cumulative Remedies. No failure by any Lender, the applicable L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
1.04Attorney Costs, Expenses and Taxes.
(a)The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable, documented, out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable, documented out-of-pocket Attorney Costs, settlement costs and reasonable costs and expenses in connection with the use of IntraLinks, Inc., or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement after the occurrence of an Event of Default, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.
(b)To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s applicable percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(d).
(c)All amounts due under this Section 11.04 shall be payable within ten (10) Business Days after demand therefor.
(d)The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.
1.05Indemnification by the Loan Parties. Whether or not the transactions contemplated hereby are consummated, the Company agrees to indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable costs, expenses and disbursements (including reasonable Attorney Costs (it being understood that, in the case of an actual or potential conflict of interest, the Loan Parties shall be responsible for such fees, expenses and disbursements of additional law firm(s) for such Indemnitees as necessary or advisable to alleviate such actual or potential conflict) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any Property currently or formerly owned, leased or operated by the Company, any of its Subsidiaries or any other Loan Party or its Subsidiaries, or any Environmental Liability related in any way to the Company, any of its Subsidiaries or any other Loan Party or its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, special, consequential or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Effective Date). All amounts due under this Section 11.05 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
1.06Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then  to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and  each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
1.07Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment, Incremental Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, Incremental Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment or Incremental Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans, Revolving Commitments and Incremental Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed), which consent will be deemed to have been given if the Company has not responded within fifteen (15) days after the delivery of any request for such consent, shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with a Commitment in respect of the applicable facility;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment or Incremental Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment or Incremental Commitment in respect of the Revolving Commitment or Incremental Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, in each case under the applicable facility; and
(C)the consent of the L/C Issuers (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments; and
(D)the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee is not payable by the Company). The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)No Assignment resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrower without the imposition of any additional Indemnified Taxes.
(viii)No Assignment to Defaulting Lenders. No such assignment shall be made to any person that constitutes (or would constitute after giving effect to such assignment) a Defaulting Lender or any of its Subsidiaries.
(ix)No Assignment to Competitors. No such assignment shall be made to a Competitor unless the Company has consented to such assignment to such entity, in which case such entity will not be considered a Competitor for the purpose of such assignment.
(x)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the applicable L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and

Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, (subject to the requirements and limitations therein, including the requirements of Section 3.01(e)), 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to the list of Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments and Incremental Commitments of, and principal amounts (and stated interest thereon) of the Loans and L/C Obligations owing to, each Lender, and any assignments thereof, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Competitor or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment, its Incremental Commitment, if any, and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(b) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso of Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations thereof, including requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest thereon) of each Participant’s interest in the Loans or other obligations under this Agreement (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Company or any other Person (including the identity of any Participant or any Participant’s interest in any Commitment, Loan, Letter of Credit or other obligation under any Loan Document) except to the extent that such disclosure is necessary to establish that any such obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 11.15 as though it were a Lender.
(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Resignation as an L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America or JPMorgan Chase Bank assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Bank of America or JPMorgan Chase Bank, as applicable, may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or as the Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America or JPMorgan Chase Bank, as applicable, as an L/C Issuer or as the Swing Line Lender, as the case may be. If Bank of America or JPMorgan Chase Bank, as applicable, resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America or JPMorgan Chase Bank, as applicable, resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or JPMorgan Chase Bank, as applicable, to effectively assume the obligations of Bank of America or JPMorgan Chase Bank, as applicable, with respect to such Letters of Credit.
1.08Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Company; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything else herein to the contrary, no party hereto shall disclose any information of the kind referenced in section 275(1) of the PPSA Australia.
Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
1.09Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, the Swing Line Lender and the other Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
1.10Interest Rate Limitation.
(a)Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any

Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
(b)For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
(c)Notwithstanding any other provision of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by applicable Laws or in an amount or at a rate that would result in the receipt by the Lenders or the Administrative Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). For the purposes of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and if there is any dispute, the determination of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive.
1.11Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
1.12Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
1.13Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
1.14Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and

(b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
1.15Booking of Loans; Mitigation Obligations.
(a)Any Lender may fund, book, carry or transfer Loans at, to, or for the account of any of its branch offices or any of its Affiliates.
(b)If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.04 or Section 3.01, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
1.16Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b)(iv);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

1.17Release of Collateral and Guarantees. The Administrative Agent hereby agrees with the Company that the Administrative Agent shall (and the Lenders hereby direct the Administrative Agent to), upon the request of the Company:
(a)release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, (iii) as approved in accordance with Section 11.01 or (iv) upon the Ratings Collateral Release Date; provided that the Liens on Collateral released pursuant to this clause (iv) shall be reinstated upon a Collateral Reinstatement Event, in which case the Company shall grant the Administrative Agent and the Lenders a Lien on such Collateral in accordance with the Additional Collateral Requirements;
(b)subordinate or release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(b), (i) or (p); and
(c)release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction permitted hereunder.
1.18Governing Law.
(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OR ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
(b)EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS.
(i)EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(ii)EACH DESIGNATED BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE COMPANY, AS ITS AGENT (THE “PROCESS AGENT”) TO RECEIVE ON BEHALF OF ITSELF AND ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY DELIVERING A COPY OF SUCH PROCESS TO THE APPLICABLE LOAN PARTY IN CARE OF THE PROCESS AGENT AT THE ADDRESS PROVIDED BY THE COMPANY FOR NOTICES IN SECTION 11.02, AND EACH DESIGNATED BORROWER AND EACH OTHER LOAN PARTY HEREBY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.
1.19Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
1.20USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to (a) obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act and (b) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, obtain a Beneficial Ownership Certification of such Borrower. The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under (i) applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act and (ii) the Beneficial Ownership Regulation.
1.21Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
1.22No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (ii) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent they has deemed appropriate, and (iii) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Joint Lead Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates or any other Person and (ii) none of the Administrative Agent, any Joint Lead Arranger or any Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests to the Company or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent or any Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
1.23Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
1.24Appointment of the Company. Each of the Guarantors hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (a) the Company may execute such documents on behalf of such Guarantor as the Company deems appropriate in its sole discretion, and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Company shall be deemed delivered to each Guarantor, and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Guarantor.
Each of the Designated Borrowers hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (a) the Company may execute such documents on behalf of such Designated Borrower as the Company deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Company shall be deemed delivered to each Designated Borrower, and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Designated Borrower.
1.25Australian Code of Banking Practice. Each of the parties hereto agrees that the Australian Code of Banking Practice 2003 does not apply to this Agreement and the transactions in connection with it.
1.26Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
The provisions of this Section 11.26 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.
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